EXHIBIT 10.2

The following represents the effect of the First Amendment to Stock Purchase Agreement (the “Amendment”) dated April 30, 2009 on the Stock Purchase Agreement dated March 31, 2009 (the “Agreement”) and is presented for illustration purposes only to facilitate the evaluation of the impact of the Amendment. Changes from the original Agreement are notated with deletions having been struck through and additions having been underlined.

STOCK PURCHASE AGREEMENT

by and among

THE COLONIAL BANCGROUP, INC.

and

THE PURCHASERS LISTED ON THE SIGNATURE PAGES HERETO

MARCH 31, 2009

TABLE OF CONTENTS

ARTICLE 1	Agreement to Sell and Purchase; Preferred Stock	1
1.1	Agreement to Sell and Purchase	1
1.2	Preferred Stock	1
ARTICLE 2	Closing, Delivery and Payment	3
2.1	Closing	3
2.2	Delivery	3
2.3	Anti-Dilution	3
ARTICLE 3	Representations and Warranties of the Company	4
3.1	Organization and Standing.	4
3.2	Company Capital Stock.	5
3.3	Corporate Power	6
3.4	Corporate Authority	6
3.5	Regulatory Approvals; No Violations.	6
3.6	Company Reports.	7
3.7	Financial Statements; Internal Controls.	8
3.8	Absence of Certain Changes.	9
3.9	Commitments and Contracts.	10
3.10	Title to and Sufficiency of Assets.	12
3.11	Compliance with Laws	13
3.12	Litigation and Other Proceedings.	13
3.13	Taxes	14
3.14	Compliance with ERISA	14
3.15	Intellectual Property	15
3.16	Related Party Transactions	15
3.17	No Fees to Brokers or Other Persons	16
ARTICLE 4	Representations and Warranties of Purchasers	16
4.1	Institutional Accredited Investor; Experience	16
4.2	Investment	16

4.3	Organization and Standing	16
4.4	Purchaser Power	16
4.5	Purchaser Authority	16
4.6	Regulatory Approvals; No Violations.	17
4.7	Expert Advice	17
4.8	Financing	17
4.9	Brokers and Finders	17
ARTICLE 5	Covenants Relating to Conduct of Business	18
5.1	Conduct of Business Prior to the Closing	18
5.2	Company Forbearances	18
5.3	Access; Information.	20
ARTICLE 6	Additional Agreements	21
6.1	Commercially Reasonable Best Efforts	21
6.2	Press Releases	21
6.3	Regulatory Approvals.	21
6.4	NYSE Application; Amendment to Certificate of Incorporation.	22
6.5	No Solicitation.	23
6.6	Conversion Application	25
6.7	Board Seats.	25
6.8	Preemptive Rights.	26
6.9	Restrictions on Transfer	29
6.10	Indemnity for Purchasers	29
6.11	Change in Control Agreements	30
ARTICLE 7	Private Placement of the Shares; Registration Rights	30
7.1	Securities Act Exemption.	30
7.2	Definitions	32
7.3	Demand Registration.	32
7.4	Piggyback Registration.	34
7.5	Certain Registration Procedures	36
7.6	Material Developments; Suspension of Offering.	39
7.7	Indemnification by the Company	40

7.8	Indemnification by Purchasers	41
7.9	Conduct of Indemnification Proceedings.	41
7.10	Contribution.	43
7.11	Rule 144 Reporting	44
ARTICLE 8	Conditions	44
8.1	Conditions to Each Party’s Obligations to Close the Transaction	44
8.2	Conditions to the Obligations of Purchasers	44
8.3	Conditions to Closing of Company	46
ARTICLE 9	Termination and Amendment	47
9.1	Termination	47
9.2	Effect of Termination	49
9.3	Amendment	49
ARTICLE 10	Miscellaneous	49
10.1	Governing Law; Venue	49
10.2	Attorney’s Fees	50
10.3	Survival	50
10.4	Successors and Assigns	50
10.5	Entire Agreement	50
10.6	Notices, Etc	50
10.7	Specific Performance	51
10.8	No Third Party Beneficiaries	51
10.9	Several Obligations	51
10.10	No Assignment	51
10.11	Expenses	52
10.12	Counterparts; Effectiveness	52
10.13	Severability	52
10.14	Titles and Subtitles	52

Exhibit A	-	Form of Certificate of Designations

Schedule 1	-	Purchasers

INDEX OF DEFINED TERMS

TERM	SECTION
2010 Meeting	6.7(b)
Acquisition Proposal	6.5(f)
Affiliate	3.2(b)
Agreement	Preamble
ASBD	3.6(c)
Authorizing Certificate	7.3(a)
Board Representatives	6.7(a)
Business Day	2.1
Bylaws	3.1(c)
Certificate of Designations	1.2
Certificate of Incorporation	3.1(c)
Claim	7.9(a)
Closing	2.1
Closing Date	2.1
Code	3.14
Company	Preamble
Company Board	3.4
Company Common Stock	1.2(a)
Company Contract	3.9(a)
Company Employee Benefit Plan	3.14
Company Reports	3.6(a)
Company Stock Option	3.2(b)
Company Subsidiary	3.1(b)
Covered Securities	6.8(a)
Demand Notice	7.3(a)
Demand Registration	7.3(a)
Designated Securities	6.8(b)
DGCL	1.2(a)
Disclosure Schedule	Art. 3
Effectiveness Date	7.3(b)(i)
Effectiveness Period	7.3(b)(ii)
Employees	5.2(i)
ERISA	3.14
Exchange Act	3.6(a)
Executive Officers	3.8(b)
FDIC	3.6(c)
FRB	3.6(c)
GAAP	3.1(b)
Governmental Authority	3.5(a)
Hedging Transaction	6.8(f)
Indemnified Person	6.10
Initiating Party	7.4(b)(ii)

Intellectual Property	3.15
Legal Requirement	3.11
Losses	6.10
Material Adverse Effect	3.1(a)
NYSE	3.5(a)
OCC	3.6(c)
Order	8.1(a)
OTS	8.2(d)
Person	7.2
Piggyback Registration	7.4(a)
Piggyback Shares	7.4(b)
Preferred Stock	Recitals
Price Per Share	1.1
Private Placement	6.8(d)
Purchase Price	1.1
Purchaser Percentage Interest	6.8(a)
Purchasers	Preamble
Qualified Offering	6.8(a)
Registrable Securities	7.2
Registration Expenses	7.5(j)
Registration Statement	7.2
Registration Statement Filings	7.7(a)
Regulation W Determination	6.3
Regulatory Authority	3.6(c)
Required Purchasers	5.1
Resale Prospectus	7.7(c)
Response Period	6.5(c)(ii)
SEC	3.6(a)
Securities Act	3.6(a)
Series A Stock	Recitals
Series B Stock	Recitals
Shares	1.1
Stockholder Approval	6.4(b)
Superior Proposal	6.5(g)
Tax	3.13
Tax Return	3.13
TBW	4.5
Termination Date	9.1(a)
Transaction	1.1
Transfer	6.9
Underwritten Offering	7.2

v

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) is made and entered into as of March 31, 2009, by and among The Colonial BancGroup, Inc., a Delaware corporation (the “Company”), and each of the Purchasers listed on the signature pages hereto or Schedule 1 hereto (each a “Purchaser” and collectively, “Purchasers”).

RECITALS

WHEREAS, the Company desires to issue and sell to Purchasers, and Purchasers desire to purchase from the Company, (a) certain shares of the Company’s Series A Voting Convertible Preferred Stock, par value $2.50 per share (the “Series A Stock”), and (b) certain shares of the Company’s Series B Nonvoting Convertible Preferred Stock, par value $2.50 per share (the “Series B Stock” and, together with the Series A Stock, the “Preferred Stock”), on the terms set forth herein.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises, representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

ARTICLE 1

Agreement to Sell and Purchase; Preferred Stock

1.1 Agreement to Sell and Purchase. Subject to the terms and conditions hereof, Purchasers agree to purchase from the Company, on the Closing Date, an aggregate of (a) 466,600 shares of Series A Stock and (b) 133,400 shares of Series B Stock ((a) and (b) collectively, the “Shares”), and the Company agrees to issue and sell such Shares to Purchasers, at a price of Five Hundred and no/100 Dollars ($500.00) per Share (the “Price Per Share”) for an aggregate purchase price (the “Purchase Price”) equal to Three Hundred Million and no/100 Dollars ($300,000,000.00) (such issuance, sale and purchase of the Shares, along with the other commitments by the parties set forth in this Agreement is referred to herein as the “Transaction”).

1.2 Preferred Stock. The designations, preferences and rights of the Series A Stock and the Series B Stock shall be substantially as set forth in a Certificate of Designations (the “Certificate of Designations”), to be filed with the Delaware Secretary of State, substantially in the form attached hereto as Exhibit A. The Shares may be taken from the Company’s authorized but unissued Preferred Stock, par value $2.50 per share as described in Article 4, Part D of the Certificate of Incorporation or the Company’s authorized but unissued Preference Stock, par value $2.50 per share, as described in Article 4, Part A of the Certificate of Incorporation. A summary of the terms included in the Certificate of Designations is set forth below (provided, however, that in the event of any inconsistency between the general description below and the terms set forth in the Certificate of Designations, the terms set forth in the Certificate of Designations shall control):

(a) Each share of Series A Stock shall be convertible, at the option of the holder thereof, into 1,000 shares of the Company’s common stock, par value $2.50 per share (the

“Company Common Stock”), as adjusted for any stock split, combination, consolidation, stock distributions, stock dividends or the like, no later than the later of (A) the date of the Company’s receipt of Stockholder Approval or the date that is three months after the Closing Date or (B) the date that is three months after the Closing Date provided that Stockholder Approval has been received; provided, however, that in no event will such conversion take place if there are an insufficient number of authorized shares of Company Common Stock to effectuate such conversion. The holders of Series A Stock shall have the right to vote, on an as-converted basis, with the Company Common Stock on all matters as and to the extent permitted by the Delaware General Corporation Law (the “DGCL”). In addition, so long as any share of Series A Stock is outstanding, the affirmative vote of the holders of at least two-thirds of the shares of Series A Stock, voting separately as a class, whether or not a vote of the stockholders would otherwise be required by law, shall be required for the Company to (i) amend, alter or repeal (by merger or otherwise) any provision of the Certificate of Incorporation or the Bylaws so as to affect adversely the relative rights, preferences, qualifications, limitations or restrictions of the Series A Stock (other than to create or establish any capital stock to be issued to the United States Treasury as part of the TARP Capital Purchase Program or any similar governmental program), (ii) authorize or issue, or increase the authorized amount of, any additional class or series of stock of the Company, or any security convertible into stock of such class or series, having rights senior to or pari passu with the Series A Stock as to dividends or liquidation (other than any capital stock issued to the United States Treasury as part of the TARP Capital Purchase Program or any similar governmental program) and any right to vote, whether as a separate class or otherwise, on any matter (other than a matter that can have no effect on the rights of the Series A Stock) as to which the Series A Stock is not entitled to vote, (iii) effect any reclassification of the Series A Stock, or (iv) enter into a merger or consolidation with, or sell or transfer all or substantially all of its assets to, another person or entity. Holders of Series A Stock shall have preemptive rights with respect to future debt and equity securities issued by the Company, subject to certain exceptions. Holders of Series A Stock also shall be entitled to receive cash dividends on an as-converted basis with the holders of Company Common Stock, whenever funds are legally available and when and as declared by the Company Board. Holders of Series A Stock shall not be entitled to a liquidation preference, although they shall be entitled to receive liquidation proceeds on an as-converted basis with the holders of Company Common Stock.

(b) The rights and preferences of the Series B Stock shall be identical to that of the Series A Stock, except that holders of Series B Stock shall not have any voting powers, either general or special, except as may be required by the DGCL; provided, however, that (A) if such shares of Series B Stock are held by TBW or any of its Affiliates, TBW’s or such Affiliate’s ability to convert such shares will be restricted as described in the legend of the stock certificate(s) representing such shares and (B) so long as any share of Series B Stock is outstanding, the affirmative vote of the holders of at least two-thirds of the shares of Series B Stock, voting separately as a class, whether or not a vote of the stockholders would otherwise be required by law, shall be required for the Company to (i) amend, alter or repeal (by merger or otherwise) any provision of the Certificate of Incorporation or the Bylaws so as to affect adversely the relative rights, preferences, qualifications, limitations or restrictions of the Series B Stock (other than to create or establish any capital stock to be issued to the United States Treasury as part of the TARP Capital Purchase Program or any similar governmental program),

(ii) authorize or issue, or increase the authorized amount of, any additional class or series of stock of the Company, or any security convertible into stock of such class or series, having rights senior to or pari passu with the Series B Stock as to dividends or liquidation (other than any capital stock issued to the United States Treasury as part of the TARP Capital Purchase Program or any similar governmental program) and any right to vote, whether as a separate class or otherwise, on any matter (other than a matter that can have no effect on the rights of the Series B Stock) as to which the Series B Stock is not entitled to vote, (iii) effect any reclassification of the Series B Stock, or (iv) enter into a merger or consolidation with, or sell or transfer all or substantially all of its assets to, another person or entity.

ARTICLE 2

Closing, Delivery and Payment

2.1 Closing. Subject to the termination provisions set forth in Article 9, the closing (the “Closing”) of the purchase and sale of the Shares shall take place at the offices of Locke Lord Bissell & Liddell LLP, 401 9th Street N.W., Suite 400 South, Washington, D.C. 20004, or at such other place as the parties hereto may mutually agree, at 10:00 a.m., Washington, D.C. time, on (i) the fifth Business Day following the last to be waived or fulfilled of the conditions set forth in Article 8 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) or (ii) such other date and time as the parties hereto may mutually agree in writing. The date on which the Closing occurs is referred to herein as the “Closing Date.” For purposes of this Agreement, a “Business Day” shall mean any day that is not a Saturday, Sunday or other day in which banks in Washington, D.C. are authorized or required by law to be closed.

2.2 Delivery. At the Closing, subject to the terms and conditions hereof, the Company will deliver to Purchasers the Shares in certificate form or via uncertificated book-entry form pursuant to instructions of Purchasers provided to the Company at least five (5) Business Days in advance of the Closing Date, free and clear of any liens or other encumbrances (other than those placed thereon by or on behalf of Purchasers) and subject to any restrictions on resale in accordance with the terms of this Agreement and applicable law, and Purchasers will make payment to the Company of the Purchase Price, by wire transfer of immediately available funds to an account designated by the Company in writing to Purchasers at least five (5) Business Days in advance of the Closing Date. Purchasers and the Company shall execute cross receipts acknowledging receipt of the Shares and the Purchase Price, respectively.

2.3 Anti-Dilution. If, between the date of this Agreement and the Closing Date, the outstanding shares of Company Common Stock shall have been changed into or exchanged for a different number, kind, class or series of shares or securities as a result of any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other substantially similar transaction, an appropriate and proportionate adjustment shall be made to the number of Shares and the Price Per Share.

ARTICLE 3

Representations and Warranties of the Company

Except as disclosed (i) in the Company Reports furnished or filed prior to the date of this Agreement (excluding any risk factor disclosures contained in such Company Reports under the heading “Risk Factors” and any disclosures of risks included in any “forward-looking statements” disclaimer or other statements made that are similarly non-specific and are predictive or forward-looking in nature) or (ii) in the disclosure schedule delivered by the Company to Purchaser prior to the execution of this Agreement (the “Disclosure Schedule”), which Disclosure Schedule sets forth items the disclosure of which is necessary or appropriate as an exception to one or more representations or warranties contained in this Article 3; provided, however, that (A) the disclosure in any Section of the Disclosure Schedule shall apply only to the indicated Section of this Agreement except to the extent that it is apparent on the face of such disclosure that such disclosure is relevant to another Section of this Agreement, and (B) notwithstanding anything in this Agreement to the contrary, the mere inclusion of an item as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would be reasonably likely to have a Material Adverse Effect, the Company hereby represents and warrants to Purchasers as follows:

3.1 Organization and Standing.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company is duly qualified to transact business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect. As used in this Agreement, a “Material Adverse Effect” means any effect, circumstance, occurrence or change that is material and adverse to the business, assets, prospects, results of operations or financial condition of the Company and Company Subsidiaries, taken as a whole; provided, however, that Material Adverse Effect shall not be deemed to include (i) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism, (ii) changes or proposed changes in GAAP or regulatory or accounting principles generally applicable to banks, savings associations and their holding companies (in the case of each of clause (i) and (ii), other than effects, circumstances, occurrences or changes that arise after the date of this Agreement but before the Closing to the extent that such effects, circumstances, occurrences or changes have a materially disproportionate adverse affect on the Company and Company Subsidiaries relative to other companies in the commercial banking industry), (iii) changes in the market price or trading volume of Company Common Stock (it being understood and agreed that the exception set forth in this clause (iii) does not apply to the underlying reason or cause giving rise to or contributing to any such change), (iv) changes in the general economic or business conditions, including changes in interest or currency rates or commodity prices, or (v) events, impacts or conditions caused by the negotiation, execution, announcement, or existence or terms of this Agreement or the performance of this Agreement or the consummation of the Transaction (including any occurrence or condition arising out of the identity of or facts relating to Purchasers).

(b) Each Company Subsidiary is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization or incorporation. Each Company Subsidiary is duly qualified to transact business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect. Other than the Company Subsidiaries and securities held in its investment portfolio, neither the Company nor any Company Subsidiary owns any equity interest in any bank, corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated. As used in this Agreement, “Company Subsidiary” means any bank, corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, that is consolidated with the Company for financial reporting purposes under U.S. generally accepted accounting principles (“GAAP”).

(c) The Company has delivered or made available to Purchasers true, complete and correct copies of the Company’s Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”) and Bylaws, as amended (the “Bylaws”), and of the charter, bylaws and similar governing documents of each Company Subsidiary, each as in effect as of the date of this Agreement.

3.2 Company Capital Stock.

(a) As of the date hereof, the authorized capital stock of the Company consists solely of 400,000,000 shares of Company Common Stock, of which 212,503,485 shares are issued and 202,536,758 shares are outstanding, 50,000,000 shares of Preferred Stock, none of which are issued and outstanding, and 1,000,000 shares of preference stock, par value $2.50 per share, none of which are issued and outstanding. The outstanding shares of Company Common Stock have been duly authorized and are validly issued, fully paid and nonassessable, and are not subject to preemptive rights (and were not issued in violation of any preemptive rights). The Shares will be, as of the Closing, duly authorized by all necessary corporate action on the part of the Company and, when issued and delivered as provided in this Agreement, will be duly and validly issued, fully paid and nonassessable, and the issuance thereof will not be subject to any preemptive rights.

(b) Except for Company Stock Options covering 4,149,530 shares of Company Common Stock as of the date hereof, there are no outstanding options, warrants or other rights in or with respect to the unissued shares of capital stock of the Company nor any securities convertible into such stock, and the Company is not obligated to issue any additional shares of capital stock of the Company or any additional options, warrants or other rights in or with respect to the issued or unissued shares of capital stock of the Company or any other securities convertible into such stock. As used in this Agreement, the term “Company Stock Option” means any option or right to acquire capital stock of the Company, or stock appreciation right payable in cash issued pursuant to any Company Employee Benefit Plan or otherwise. There are no options, warrants, equity securities, calls, rights, commitments or agreements of any character obligating the Company or any Company Subsidiary to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right, commitment or agreement. The Company does not have any outstanding stock appreciation rights, phantom stock, performance based rights or similar rights or obligations. Neither the Company nor any of its Affiliates is a party to or is bound by any, and to the knowledge of the Company, there are no agreements with respect to the voting (including voting trusts and proxies) or sale or transfer (including agreements imposing transfer restrictions) of any shares of capital stock or other equity interests of the Company. As used in this Agreement, “Affiliate” means, with respect to any person, any other person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through ownership of voting securities, by contract or otherwise.

3.3 Corporate Power. The Company and each Company Subsidiary has all requisite power and authority (corporate and other) to carry on its business as it is now being conducted and to own, lease or operate all its properties and assets. The Company has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Transaction.

3.4 Corporate Authority. This Agreement and the Transaction have been duly authorized and approved by the board of directors of the Company (the “Company Board”). The Company Board has determined that this Agreement and the Transaction are advisable and in the best interests of the Company and its stockholders. The Company’s Audit Committee has unanimously and expressly approved, and the Company Board has unanimously concurred with, the Company’s reliance on the exemption under Paragraph 312.05 of the NYSE Listed Company Manual to issue the Shares without seeking a stockholder vote. Prior to the Closing, the Company will have complied with all NYSE rules applicable to the Transaction. This Agreement and the Transaction have been authorized by all necessary corporate action of the Company, and no vote of the holders of any class or series of the Company’s capital stock is necessary to approve and adopt this Agreement and to consummate the Transaction. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by Purchasers, this Agreement is a valid and legally binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or to general equity principles.

3.5 Regulatory Approvals; No Violations.

(a) No consents, approvals, permits, orders, authorizations of, exemptions, reviews or waivers by, or notices, reports, filings, declarations or registrations with, any federal, state or local court, governmental, legislative, judicial, administrative or regulatory authority, agency, commission, body or other governmental entity or self regulatory organization (each, a “Governmental Authority”) or with any other third party are required to be made or obtained by the Company or any Company Subsidiary in connection with the execution, delivery and performance by the Company of this Agreement or the consummation of the purchase of the

Shares or any other aspect of the Transaction except for (i) those already obtained or made, (ii) the filings contemplated by Section 6.3, (iii) required filings with the New York Stock Exchange (the “NYSE”) or the SEC in connection with the matters contemplated under Section 6.4 or otherwise, (iv) the filings contemplated by Article 7, and (v) any securities or “blue sky” filings of any state. The Company knows of no reason why all regulatory approvals from any Governmental Authority required for the consummation of the Transaction should not be obtained on a timely basis.

(b) The execution, delivery and performance of this Agreement by the Company does not, and the consummation by the Company of the Transaction will not, (i) constitute or result in a breach or violation of, or a default under, the acceleration of any obligations or penalties or the creation of any charge, mortgage, pledge, security interest, restriction, claim, lien, equity, encumbrance or any other encumbrance or exception to title of any kind on any assets or any indebtedness of the Company or any Company Subsidiaries (with or without notice, lapse of time, or both) pursuant to, agreements binding upon the Company or any Company Subsidiary or to which the Company or any Company Subsidiary or any of their respective properties is subject or bound or any law, regulation, judgment or governmental or non-governmental permit or license to which the Company or any Company Subsidiary or any of their respective properties is subject, (ii) constitute or result in a breach or violation of, or a default under, the Certificate of Incorporation or the Bylaws or the charter, bylaws or similar governing documents of any Company Subsidiary or (iii) require any consent or approval or notice or other filing under any such agreement, law, regulation, judgment, governmental or non-governmental permit or license, except, in the case of clauses (i) or (iii) above, for any breach, violation, default, acceleration, creation, change, consent or approval that, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect.

3.6 Company Reports.

(a) The Company and each Company Subsidiary has filed or furnished, as applicable, on a timely basis all forms, filings, registrations, submissions, statements, certifications, reports and documents required to be filed or furnished by it with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”) or the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since December 31, 2005 (the forms, statements, reports and documents filed or furnished since December 31, 2005 and through the date hereof, including any amendments thereto, the “Company Reports”). Each of the Company Reports, at the time of its filing or being furnished complied, or if not yet filed or furnished, will comply, in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and any rules and regulations promulgated thereunder applicable to the Company Reports. As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment), the Company Reports did not, and any Company Reports filed or furnished with the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(b) The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE.

(c) The Company and Company Subsidiaries have timely filed all reports and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2005 with the Board of Governors of the Federal Reserve System (the “FRB”), the Federal Deposit Insurance Corporation (the “FDIC”), the Office of the Comptroller of the Currency (the “OCC”), the Alabama State Banking Department (the “ASBD”), or any other Governmental Authority having jurisdiction over its business or any of its assets or properties (each a “Regulatory Authority”), and all other material reports and statements required to be filed by it since December 31, 2005, including, without limitation, the rules and regulations of the FDIC, the OCC, the ASBD or any other Regulatory Authority, and has paid all fees and assessments due and payable in connection therewith. As of their respective dates, such reports and statements complied in all material respects with all the laws, rules and regulations of the applicable Regulatory Authority with which they were filed.

3.7 Financial Statements; Internal Controls.

(a) The Company’s consolidated financial statements (including, in each case, any notes thereto) contained in the Company Reports, were or will be prepared (i) in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of interim consolidated financial statements, where information and footnotes contained in such financial statements are not required under the rules of the SEC to be in compliance with GAAP) and (ii) to comply as to form, as of their respective date of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and in each case such consolidated financial statements fairly presented, in all material respects, the consolidated financial position, results of operations, changes in stockholder equity and cash flows of the Company and the consolidated Company Subsidiaries as of the respective dates thereof and for the respective periods covered thereby (subject, in the case of unaudited statements, to normal year-end adjustments which were not and which are not expected to be, individually or in the aggregate, material to the Company and its consolidated Company Subsidiaries taken as a whole).

(b) Neither the Company nor any of the Company Subsidiaries has any material liability or obligation of any nature whatsoever (whether absolute, accrued, contingent, determined, determinable or otherwise and whether due or to become due), except for (i) those liabilities that are reflected or reserved against on the consolidated balance sheet of the Company included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2008 (including any notes thereto) and (ii) liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2008 or in connection with this Agreement and the Transaction.

(c) The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are designed to ensure that information required to be disclosed by the Company is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents. The Company maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on its financial statements.

(d) The Company has disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date hereof, to the Company’s auditors and the audit committee of the Company Board (i) any significant deficiencies and material weaknesses in the design or operation of its internal control over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and has identified for the Company’s auditors and audit committee of the Company Board any material weaknesses in internal control over financial reporting and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. Since December 31, 2005, no material complaints, allegation, assertion or claim, whether written or oral from any source regarding accounting, internal accounting controls or auditing matters, and no concerns from the Company employees regarding questionable accounting or auditing matters, have been received by the Company. No attorney representing the Company or any Company Subsidiary, whether or not employed by the Company or any Company Subsidiary, has reported evidence of a violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company’s chief legal officer, audit committee (or other committee designated for the purpose) of the Company Board or the Company Board pursuant to the rules adopted under Section 307 of the Sarbanes-Oxley Act.

3.8 Absence of Certain Changes.

(a) Since December 31, 2008, (i) the Company and Company Subsidiaries have conducted their respective businesses in all material respects in the ordinary course, consistent with prior practice, and (ii) no event or events have occurred that have had or would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

(b) Since December 31, 2008, neither the Company nor any of the Company Subsidiaries has (i) except for (A) normal increases for or payments to employees (other than officers subject to the reporting requirements of Section 16(a) of the Exchange Act (the “Executive Officers”)) made in the ordinary course of business consistent with past practice or

(B) as required by applicable law or contractual obligations existing as of the date hereof that are disclosed in the Company Reports or the Disclosure Schedule, increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any Executive Officer or other employee or director from the amount thereof in effect as of December 31, 2008, granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any cash bonus in excess of $1 million, (ii) granted any options to purchase shares of Company Common Stock, any restricted shares of Company Common Stock or any right to acquire any shares of its capital stock, or any right to payment based on the value of the Company’s capital stock, to any Executive Officer or other employee or director other than grants to employees (other than Executive Officers) made in the ordinary course of business consistent with past practice or grants relating to shares of Company Common Stock with an aggregate value for all such grants of less than $1 million for any individual, (iii) changed any financial accounting methods, principles or practices of Company or the Company Subsidiaries affecting its assets, liabilities or businesses, including any reserving, renewal or residual method, practice or policy, (iv) suffered any strike, work stoppage, slow-down, or other labor disturbance, or (v) except for publicly disclosed ordinary dividends on the Company Common Stock and except for distributions by wholly-owned Company Subsidiaries to Company or another wholly-owned Company Subsidiary, made or declared any distribution in cash or kind to its stockholder or repurchased any shares of its capital stock or other equity interests.

3.9 Commitments and Contracts.

(a) Neither the Company nor any of the Company Subsidiaries is a party to or otherwise subject to or bound by:

(i) any employment, deferred compensation, bonus or consulting contract that (A) has a remaining term, as of the date of this Agreement, of more than one year in length of obligation on the part of the Company or any of the Company Subsidiaries and is not terminable by the Company or any of the Company Subsidiaries within one year without penalty or (B) requires payment by the Company or any of the Company Subsidiaries of $100,000 or more per annum;

(ii) any advertising, brokerage, distributor, representative or agency relationship or contract requiring payment by the Company or any of the Company Subsidiaries of $500,000 or more per annum;

(iii) any contract or agreement that restricts the Company or any of the Company Subsidiaries (or would restrict the Company, any Affiliate of the Company or any of the Company Subsidiaries upon consummation of the Transaction) from competing in any line of business with any bank, corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, or other person;

(iv) any contract or agreement that obligates the Company or any of the Company Subsidiaries to conduct business on an exclusive or preferential basis with any third party or, upon consummation of the Transaction, will obligate the Company or any of the Company Subsidiaries to conduct business with any third party on an exclusive or preferential basis, in any case of the preceding which is material;

(v) any lease of real or personal tangible property providing for annual lease payments by or to the Company or any of the Company Subsidiaries in excess of $500,000 per annum;

(vi) any material license agreement granting any right to use or practice any right under any material Intellectual Property (whether as licensor or licensee), excluding ordinary course of business customer contracts;

(vii) any agreement in which the Company or any of the Company Subsidiaries covenanted not to assert any right in any Intellectual Property to a third party, excluding customer contracts in ordinary course of business and confidentiality agreements;

(viii) any stock purchase, stock option, stock bonus, stock ownership, profit sharing, group insurance, bonus, deferred compensation, severance pay, pension, retirement, savings or other incentive, welfare or employment plan or material agreement providing benefits to any present or former employees, officers or directors of the Company or any Company Subsidiary;

(ix) any contract or agreement with or to a labor union or guild (including any collective bargaining agreement);

(x) any agreement to acquire equipment or any commitment to make capital expenditures of $500,000 or more;

(xi) other than agreements entered into in the ordinary course of business, any agreement for the sale of any material property or assets in which the Company or any Company Subsidiary has an ownership interest or for the grant of any lien, pledge or other encumbrance on any such property or asset;

(xii) any agreement for the borrowing of any money and any guaranty agreement;

(xiii) any partnership or joint venture agreement;

(xiv) any material agreement which would be terminable other than by the Company or any Company Subsidiary as a result of the consummation of the transactions contemplated by this Agreement;

(xv) other than agreements entered into in the ordinary course of business, any other agreement of any other kind which involves future payments or receipts or performances of services or delivery of items requiring payment of $500,000 or more to or by the Company or any Company Subsidiary; or

(xvi) any other contract or agreement that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the Company Reports filed prior to the date hereof.

Each contract, arrangement, commitment or understanding of the type described in this Section 3.9(a) is referred to as a “Company Contract.”

(b) The Company has publicly disclosed in the Company Reports filed with the SEC, or has provided to Purchasers prior to the date hereof or will promptly provide for review during the due diligence period (by hard copy, electronic data room or otherwise), true, correct and complete copies of, each Company Contract. Each Company Contract is in full force and effect and enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or to general equity principles. No event or condition exists that constitutes or, after notice or lapse of time or both, will constitute, a breach, violation or default on the part of the Company or any of the Company Subsidiaries or, to the Company’s knowledge, any other party thereto under any such Company Contract. There are no disputes pending or, to Company’s knowledge, threatened with respect to any Company Contract.

3.10 Title to and Sufficiency of Assets.

(a) The Company and each Company Subsidiary has good and marketable title to all assets and properties, whether real or personal, tangible or intangible, that it purports to own, subject to no valid liens, mortgages, security interests, encumbrances or charges of any kind except: (i) as noted in the Company Reports; (ii) statutory liens for taxes not yet delinquent or being contested in good faith by appropriate proceedings and for which appropriate reserves have been established and reflected on the Company’s financial statements; (iii) pledges or liens required to be granted in connection with the acceptance of government deposits, granted in connection with repurchase or reverse repurchase agreements, pursuant to borrowings incurred in the ordinary course of business; and (iv) defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purposes for which they are held. The Company and each Company Subsidiary as lessee has the right under valid and existing leases to occupy, use, possess and control any and all of the respective properties leased by it. Except where any failure would not have a Material Adverse Effect, all buildings and structures owned by the Company and each Company Subsidiary lie wholly within the boundaries of the real property owned or validly leased by it, and do not encroach upon the property of, or otherwise conflict with the property rights of, any other person or entity.

(b) The buildings, structures and equipment of the Company and the Company Subsidiaries are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, structures or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in the aggregate in nature or in cost. Except where any failure would not have a Material Adverse Effect, the real property, buildings, structures and equipment owned or leased by the Company and the Company Subsidiaries are in compliance with all Legal

Requirements, including building and development codes and other restrictions, subdivision regulations, building and construction regulations, drainage codes, environmental, health, fire and safety laws and regulations, utility tariffs and regulations, conservation laws and zoning laws and ordinances. The assets and properties, whether real or personal, tangible or intangible, that the Company or any Company Subsidiary purports to own are sufficient for the continued conduct of the business of each of the Company and such Company Subsidiary after the Closing in substantially the same manner as conducted prior to the Closing.

3.11 Compliance with Laws. The Company and each Company Subsidiary holds all material licenses, certificates, permits, franchises and rights from all appropriate Regulatory Authorities necessary for the conduct of its respective business. The Company and each Company Subsidiary is, and at all times since January 1, 2006 has been, in compliance with each law that is or was applicable to it or to the conduct or operation of its respective businesses or the ownership or use of any of its respective assets (a “Legal Requirement”), except where the failure to comply would not have a Material Adverse Effect. No event has occurred or circumstance exists that (with or without notice or lapse of time): (i) may constitute or result in a violation by the Company or a Company Subsidiary of, or a failure on the part of the Company or a Company Subsidiary to comply with, any Legal Requirement; or (ii) may give rise to any obligation on the part of the Company or a Company Subsidiary to undertake, or to bear all or any portion of the cost of, any remedial action of any nature in connection with a failure to comply with any Legal Requirement; except, in either case, where the failure to comply or the violation would not have a Material Adverse Effect. Neither the Company nor any Company Subsidiary has received, at any time since January 1, 2006, any notice or other communication (whether oral or written) from any Regulatory Authority or any other person or entity, nor does the Company have any knowledge regarding: (A) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement; or (B) any actual, alleged, possible or potential obligation on the part of the Company or a Company Subsidiary to undertake, or to bear all or any portion of the cost of, any remedial action of any nature in connection with a failure to comply with any Legal Requirement, except where any such violation, failure or obligation would not have a Material Adverse Effect.

3.12 Litigation and Other Proceedings.

(a) (i) No civil, criminal or administrative litigation, claim, action, suit, hearing, arbitration, investigation or other proceeding before any Governmental Authority or arbitrator is pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary, (ii) neither the Company or any Company Subsidiary is subject to any order, judgment or decree, and (iii) there are no facts or circumstances that could result in any claims against, or obligations or liabilities of, the Company or any Company Subsidiary, except with respect to (i), (ii) and (iii) for those that are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect.

(b) Neither the Company nor any Company Subsidiary: (i) is subject to any cease and desist or other order or enforcement action issued by, or (ii) is a party to any written agreement, consent agreement or memorandum of understanding with, or (iii) is a party to any commitment letter or similar undertaking to, or (iv) is subject to any order or directive by, or

(v) is subject to any supervisory letter from, or (vi) has been ordered to pay any civil money penalty, which has not been paid, by, or (vii) has adopted any policies, procedures or board resolutions at the request of, any Regulatory Authority that currently (A) restricts in any material respect the conduct of its business, or (B) in any material manner relates to its capital adequacy, or (C) restricts its ability to pay dividends, or (D) limits in any material manner its credit or risk management policies, its management or its business; nor has the Company or any Company Subsidiary been advised by any Regulatory Authority that it is considering issuing, initiating, ordering or requesting any of the foregoing or that it has initiated any investigation or proceeding into the business or operations of the Company or a Company Subsidiary.

3.13 Taxes. The Company and each Company Subsidiary have each duly filed all material Tax Returns required to be filed by it, and each such Tax Return is complete and accurate in all material respects. The Company and each Company Subsidiary have each paid, or made adequate provision for the payment of, all Taxes (whether or not reflected in Tax Returns as filed or to be filed) due and payable by the Company or the Company Subsidiary, or claimed to be due and payable by any Regulatory Authority, and is not delinquent in the payment of any Tax, except such Taxes as are being contested in good faith and as for which adequate reserves have been provided or otherwise involving non-material amounts. There is no claim or assessment pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary for any Taxes owed by any of them. No audit, examination or investigation related to Taxes paid or payable by the Company or any Company Subsidiary is presently being conducted or, to the knowledge of the Company, threatened by any Regulatory Authority. The Company has delivered or made available to Purchasers true, correct and complete copies of all Tax Returns filed with respect to the last three fiscal years by the Company and the Company Subsidiaries and any tax examination reports and statements of deficiencies assessed or agreed to for the Company or any Company Subsidiary for any such time period. For purposes of this Section 3.13: “Tax” means any tax (including any income tax, capital gains tax, value added tax, sales tax, property tax, gift tax or estate tax), levy, assessment, tariff, duty (including any customs duty), deficiency or other fee, and any related charge or amount (including any fine, penalty, interest or addition to tax), imposed, assessed or collected by or under the authority of any Governmental Authority or payable pursuant to any Legal Requirement, tax sharing agreement or any other contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency or fee; and “Tax Return” means any return (including any information return), report, statement, schedule, notice, form or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

3.14 Compliance with ERISA. All employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all Company Employee Benefit Plans established or maintained by the Company or a Company Subsidiary or to which the Company or a Company Subsidiary contributes, are in material compliance with all applicable requirements of ERISA, and are in material compliance with all applicable requirements (including qualification and non-discrimination requirements in effect as of the Closing) of the Internal Revenue Code of 1986, as amended (the “Code”) for obtaining the tax benefits the Code thereupon permits with respect to such employee benefit plans. No such employee benefit plan has any amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA) for which the Company or any Company Subsidiary would be liable to any person under Title IV of ERISA if any such employee benefit plan were terminated as of the Closing. Such employee benefit plans are funded in accordance with Section 412 of the Code (if applicable). There would be no material obligations of the Company or any Company Subsidiary under Title IV of ERISA relating to any such employee benefit plan that is a multi-employer plan if any such plan were terminated or if the Company or a Company Subsidiary withdrew from any such plan as of the Closing. All contributions and premium payments that are due under any such benefit plans have been made. No Company Employee Benefit Plan has engaged in or been a party to a “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975(c) of the Code) without an exemption thereto under Section 408 of ERISA or Section 4975(d) of the Code. The Transaction will not constitute a change in control under any Company Employee Benefit Plan. For purposes of this Agreement, the term “Company Employee Benefit Plan” means each profit sharing, group insurance, hospitalization, stock option, pension, retirement, bonus, severance, change of control, deferred compensation, stock bonus, stock purchase, employee stock ownership or other employee welfare or benefit agreement, plan or arrangement established, maintained, sponsored or undertaken by the Company or any Company Subsidiary for the benefit of the officers, directors or employees of the Company or the Company Subsidiary, including each trust or other agreement with any custodian or any trustee for funds held under any such agreement, plan or arrangement, and all other contracts or arrangements under which pensions, deferred compensation or other retirement benefits are being paid or may become payable by the Company or the Company Subsidiary for the benefit of the directors, officers or employees of the Company or the Company Subsidiary.

3.15 Intellectual Property. The Company has provided to purchaser, prior to the date hereof, a true, correct and complete listing and description of all the material patents, copyrights, trademarks, trade names, service marks, trade dress and logos (and all registrations and applications with respect thereto) (collectively, with the goodwill of the business symbolized thereby, the “Intellectual Property”) used in the business of the Company or any Company Subsidiary. The Company and each Company Subsidiary owns or possesses a valid and binding license or otherwise is duly authorized to use all of the Intellectual Property used by it. Neither the Company nor any Company Subsidiary is in material default under any license, contract, agreement, arrangement or commitment related to any of the Intellectual Property. Such Intellectual Property as used by the Company or a Company Subsidiary in its business do not violate or infringe upon the proprietary rights of any third party in any material respect, and there is no claim, action, proceeding or investigation pending or, to the Company’s knowledge, threatened against the Company or any Company Subsidiary with respect to any such Intellectual Property.

3.16 Related Party Transactions. Neither the Company nor any Company Subsidiary has made any loan to any director, officer or other Affiliate of the Company or any Company Subsidiary which remains outstanding nor has the Company or any Company Subsidiary entered into any agreement for the purchase or sale of any property (other than equity securities of the Company) or services from or to any director, officer or other Affiliate of the Company or any Company Subsidiary. All loans to executive officers and directors (and related interests) have been made in compliance with FRB Regulation O (12 C.F.R. Part 215).

3.17 No Fees to Brokers or Other Persons. Neither the Company nor any Company Subsidiary nor any of their respective officers, directors, employees, agents or representatives (i) has employed any broker, investment banker or finder or incurred any liability for any brokerage or investment banking fees, commissions or finders or similar fees in connection with the Transaction or (ii) has incurred any liability for any termination, break-up or similar fees in connection with the Transaction or any Acquisition Proposal.

ARTICLE 4

Representations and Warranties of Purchasers

Each Purchaser, severally and not jointly, hereby represents and warrants to the Company as follows:

4.1 Institutional Accredited Investor; Experience. Purchaser is an “accredited investor” (as defined in Rule 501 under the Securities Act) and is capable of evaluating the merits and risks of its investment in the Company and has the capacity to protect its own interests.

4.2 Investment. Purchaser is acquiring the Shares for investment for its own account for investment purposes, and not with the view to, or for resale in connection with, any distribution thereof that would require the issuance of the Shares pursuant to this Agreement to be registered under the Securities Act.

4.3 Organization and Standing. Purchaser is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization or incorporation. Purchaser is duly qualified to do business and is in good standing as a foreign entity in each jurisdiction where the ownership or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing is not reasonably likely to have, individually or in the aggregate, a material adverse effect on the ability of Purchaser to timely consummate the Transaction.

4.4 Purchaser Power. Purchaser has all requisite company power and authority and has taken all company action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Transaction.

4.5 Purchaser Authority. This Agreement and the Transaction have been duly authorized by all necessary company action of Purchaser. Subject to the last sentence of this Section 4.5, this Agreement has been duly executed and delivered by Purchaser, and, assuming the due authorization, execution and delivery of this Agreement by the Company, this Agreement is a valid and legally binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or to general equity principles. The Purchasers listed on Schedule 1 have not executed this Agreement as of March 31, 2009. Taylor, Bean & Whitaker Mortgage Corp. (“TBW”) is signing this Agreement on behalf of the Purchasers listed on Schedule 1 hereto.

4.6 Regulatory Approvals; No Violations.

(a) No consents, approvals, permits, orders or authorizations of, exemptions, reviews or waivers by, or notices, reports, filings or registrations with any Governmental Authority or with any other third party are required to be made or obtained by Purchaser or any of its Affiliates or any of their respective officers, directors or employees in connection with the execution, delivery and performance by Purchaser of this Agreement or the consummation of the Transaction except for (i) those already obtained or made and (ii) the filings contemplated by Section 6.3. Purchaser knows of no reason why all regulatory approvals from any Governmental Authority required for the consummation of the Transaction should not be obtained on a timely basis.

(b) The execution, delivery, and performance of this Agreement by Purchaser does not, and the consummation by Purchaser of the Transaction will not, (i) constitute or result in a breach or violation of, or a default under, or the acceleration or creation of any obligations, penalties or the creation of any charge, mortgage, pledge, security interest, restriction, claim, lien or equity, encumbrance or any other encumbrance or exception to title of any kind on the assets or properties of Purchaser (with or without notice, lapse of time, or both) pursuant to agreements binding upon Purchaser or to which Purchaser or any of its properties is subject or bound or any law, regulation, judgment or governmental or non-governmental permit or license to which Purchaser or any of its properties is subject, (ii) constitute or result in a breach or violation of, or a default under, the organizational documents of Purchaser or (iii) require any consent or approval under any such agreement, law, regulation, judgment, governmental or non-governmental permit or license (other than those contemplated by Section 4.6(a)), except, in the case of clauses (i) or (iii) above, for any breach, violation, default, acceleration, creation, change, consent or approval that, individually or in the aggregate, is not reasonably likely to have a material adverse effect on the ability of Purchaser to timely consummate the Transaction.

4.7 Expert Advice. Purchaser has independently evaluated the Transaction and has consulted its own experts necessary to determine that the investment pursuant to the Transaction is appropriate for such Purchaser.

4.8 Financing. Purchaser has used and will continue to use commercially reasonable best efforts to obtain the funds necessary to complete the Transaction or to obtain approval for financing the Transaction subject to ordinary closing contingencies. Each Purchaser (or shareholder, member or partner of Purchaser, as the case may be) has deposited into an escrow account an amount equal to ten percent (10%) of such Purchaser’s (or shareholder’s, member’s or partner’s, as the case may be) respective portion of the Purchase Price. On or prior to the date of this Agreement, Purchaser has delivered to the Company evidence of the financing commitment and escrowed amount relating to such Purchaser.

4.9 Brokers and Finders. Except as set forth in Section 3.17, neither Purchaser nor its affiliates, any of their respective officers, directors, employees or agents has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions, or finder’s fees, and no broker or finder has acted directly or indirectly for Purchaser, in connection with this Agreement or the Transaction, in each case, whose fees the Company would be required to pay.

ARTICLE 5

Covenants Relating to Conduct of Business

5.1 Conduct of Business Prior to the Closing. Except as otherwise expressly contemplated or permitted by this Agreement or with the prior written consent of Purchasers holding the right to acquire (or, if after the Closing, holding) at least a majority of the aggregate Shares to be purchased (or, if after the Closing, purchased) hereunder (the “Required Purchasers”) (which consent shall not be unreasonably withheld or delayed), during the period from the date of this Agreement to the Closing Date, the Company shall, and shall cause each Company Subsidiary to, (i) conduct its business only in the usual, regular and ordinary course consistent with past practice and (ii) take no action which would reasonably be expected to adversely affect or delay (A) the receipt of any approvals of any Governmental Authority required to consummate the transactions contemplated hereby or (B) the consummation of the transactions contemplated hereby.

5.2 Company Forbearances. Except as expressly contemplated or permitted by this Agreement, during the period from the date of this Agreement to the Closing, the Company shall not, and shall not permit any Company Subsidiary to, without the prior written consent of the Required Purchasers (which consent shall not be unreasonably withheld or delayed):

(a) (i) Issue, sell or otherwise permit to become outstanding, or dispose of or encumber or pledge, or authorize or propose the creation of, any additional shares of its stock (other than pursuant to the exercise of Company Stock Options outstanding as of the date hereof or other than any capital stock issued to the United States Treasury as part of the TARP Capital Purchase Program or any similar governmental program), or (ii) permit any additional shares of its stock to become subject to new grants, except issuances under dividend reinvestment plans in the ordinary course of business;

(b) Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of its stock, other than (i) regular quarterly dividends on its common stock at a rate no greater than the rate paid by it during the fiscal quarter immediately preceding the date hereof, and (ii) dividends from the Company Subsidiaries to it or any of its wholly owned Company Subsidiaries, provided that no such dividend shall cause any bank Company Subsidiary to cease to qualify as a “well capitalized” institution under the prompt corrective action provisions of the Federal Deposit Insurance Corporation Improvement Act of 1991, as amended, and the applicable regulations thereunder;

(c) Directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its stock (other than repurchases of common shares in the ordinary course of business to satisfy obligations under dividend reinvestment or Company Employee Benefit Plans);

(d) Amend the terms of, waive any rights under, terminate, knowingly violate the terms of or enter into (i) any Company Contract which is material to the Company or any Company Subsidiary, (ii) any material restriction on the ability of the Company or any Company Subsidiary to conduct its business as it is presently being conducted or (iii) any contract or other binding obligation relating to the Company Common Stock or rights associated therewith or any other outstanding capital stock or any outstanding instrument of indebtedness;

(e) Sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties, except for sales, transfers, mortgages, encumbrances or other dispositions or discontinuances in the ordinary course of business and in a transaction that, together with other such transactions, is not material to it or any Company Subsidiary;

(f) Acquire (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business) all or any portion of the assets, business, deposits or properties of any other entity except in the ordinary course of business and in a transaction that, together with other such transactions, is not material to it or any Company Subsidiary, and does not present a material risk that the Closing Date will be materially delayed or that the regulatory approvals of Governmental Authorities required for the consummation of the Transaction will be more difficult to obtain;

(g) Except for matters relating to any capital stock issued to the United States Treasury as part of the TARP Capital Purchase Program or any similar governmental program, amend the Certificate of Incorporation or the Bylaws or similar governing documents of any of the Company Subsidiaries;

(h) Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or applicable regulatory accounting requirements;

(i) Except as required under applicable law or, other than with respect to clause (v) below, the terms of any Company Employee Benefit Plan existing as of the date hereof, (i) increase in any manner the compensation or benefits of any of the current or former directors, officers, employees, consultants, independent contractors or other service providers of the Company or the Company Subsidiaries (collectively, “Employees”), (ii) pay any amounts to Employees or increase any amounts or rights of any Employees not required by any current plan or agreement, (iii) become a party to, establish, amend, commence participation in, terminate or commit itself to the adoption of any stock option plan or other stock-based compensation plan, compensation, severance, pension, retirement, profit-sharing, welfare benefit, or other employee benefit plan or agreement or employment agreement with or for the benefit of any Employee (or newly hired employees), (iv) accelerate the vesting of or lapsing of restrictions with respect to any stock-based compensation or other long-term incentive compensation under any Company Employee Benefit Plans, (v) cause the funding of any rabbi trust or similar arrangement or take any action to fund or in any other way secure the payment of compensation or benefits under any Company Employee Benefit Plan, or (vi) materially change any actuarial or other assumptions used to calculate funding obligations with respect to any Company Employee Benefit Plan or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP or applicable law;

(j) Notwithstanding anything herein to the contrary, take, or omit to take, any action that is reasonably likely to result in any of the conditions to the Closing set forth in Article 8 not being satisfied, except as may be required by applicable law, regulation or policies imposed by any Governmental Authority;

(k) Incur or guarantee any indebtedness for borrowed money other than in the ordinary course of business;

(l) Take any action that would or could reasonably be expected to result in the Company’s disqualification from eligibility to receive funds through the TARP Capital Purchase Program; or

(m) Agree to, or make any commitment to, take any of the actions prohibited by this Section 5.2.

5.3 Access; Information.

(a) Prior to the Closing, the Company will (and will cause the Company Subsidiaries to): (i) afford, upon reasonable notice, to each Purchaser and its representatives, counsel, accountants, agents and employees reasonable access to all of the Company’s and the Company Subsidiaries’ business, operations, properties, books, files and records, and will do everything reasonably necessary to enable each Purchaser and its representatives, counsel, accountants, agents and employees to make a complete examination of the financial statements, business, assets and properties of the Company and the Company Subsidiaries and the condition thereof and to update such examination at such intervals as such Purchaser shall deem appropriate, all upon reasonable notice and at such reasonable times and as often as such Purchaser may reasonably request; (ii) deliver to each Purchaser, simultaneously with its delivery to the Company’s senior management, (A) the monthly financial reporting package delivered to the Company’s senior management and (B) any other periodic financial reports prepared by or on behalf of the Company and the Company Subsidiaries for the senior management of the Company; (iii) make appropriate officers of the Company and Company Subsidiaries available upon reasonable notice and at such reasonable times and as often as Purchasers may reasonably request for consultation with such Purchaser with respect to matters relating to the business and affairs of the Company and Company Subsidiaries; and (iv) to the extent consistent with applicable law, inform Purchasers in advance (except with respect to events which require public disclosure, in which case only following the Company’s public disclosure thereof through applicable securities law filings or otherwise) with respect to any material corporate actions and consult with the Company and Company Subsidiaries with respect to such actions, and consider, in good faith, the recommendations of Purchasers in connection with the matters on which they are consulted as described above, recognizing that the ultimate discretion with respect to all such matters shall be retained by the Company. Notwithstanding the foregoing, at any time during which the Company is subject to the periodic reporting requirements of the Exchange Act or voluntarily reports thereunder, the Company may satisfy its obligations pursuant to clause (ii) by filing with the SEC (via the EDGAR system or otherwise) annual and quarterly reports satisfying the requirements of the Exchange Act. Any investigation pursuant to this Section 5.3 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company, and nothing herein shall require the Company or any Company Subsidiary to disclose any information to the extent (x) prohibited by applicable law or regulation, (y) that the Company reasonably believes such information to be competitively sensitive proprietary information (except to the extent Purchasers provide assurances reasonably acceptable to the Company that such information shall not be used by such Purchaser or its Affiliates to compete with the Company and Company Subsidiaries), or (z) that such disclosure would reasonably be expected to cause a violation of any agreement to which the Company or any Company Subsidiary is a party or would cause a risk of a loss of privilege to the Company or any Company Subsidiary (provided that the Company shall use commercially reasonable efforts to make appropriate substitute disclosure arrangements under circumstances where the restrictions in this clause (z) apply).

(b) No investigation by Purchasers or its representatives shall affect the representations and warranties of the Company set forth in this Agreement.

ARTICLE 6

Additional Agreements

6.1 Commercially Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, the Company and Purchasers agree to cooperate with the other and use their commercially reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, desirable, or advisable on its part under this Agreement or under applicable laws to consummate and make effective the Transaction as promptly as practicable, including the satisfaction of the conditions set forth in Article 8 hereof.

6.2 Press Releases. The initial press release issued by the Company and Purchasers concerning the Transaction and this Agreement shall be a joint press release, and thereafter the Company and Purchasers shall consult with each other before issuing any press release with respect to the Transaction or this Agreement and shall not issue any such press release or make any such public statements without the prior consent of the Required Purchasers or the Company, as the case may be, which consent shall not be unreasonably withheld or delayed; provided, however, that a party may, without the prior consent of the Required Purchasers or the Company, as the case may be (but after such consultation, to the extent practicable in the circumstances), issue such press release or make such public statements as may upon the advice of outside counsel be required by law or the rules or regulations of the NYSE or the SEC or any other applicable regulation.

6.3 Regulatory Approvals. Without limiting the generality of Section 6.1, each Purchaser shall use its reasonable best efforts to prepare and file on behalf of it and any of its subsidiaries or Affiliates, and, to the extent necessary, the Company shall use its reasonable best efforts to prepare and file on behalf of it or any Company Subsidiary or Affiliate, all documentation to effect all necessary notices, reports and other filings and to obtain all permits, consents, approvals and authorizations necessary or advisable to be obtained from any third parties and/or Governmental Authorities in order to consummate the Transaction, and the Company shall reasonably cooperate with Purchasers in connection with the foregoing; and any initial filings with Governmental Authorities shall be made by Purchasers as soon as reasonably practicable after the date hereof. TBW shall seek to obtain reasonable assurances from the OTS that Regulation W would not materially restrict existing dealings between TBW and Colonial Bank (“Regulation W Determination”). Subject to applicable laws relating to the exchange of information, Purchasers and the Company shall have the right to review in advance, and to the extent practicable each shall consult with the other on, all material written information submitted to any third party and/or any Governmental Authority in connection with the Transaction. In exercising the foregoing right, each of the parties agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it shall to the extent legally permissible and practicable consult with the other with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and/or Governmental Authorities necessary or advisable to consummate the Transaction and each party shall to the extent legally permissible and practicable keep the other party apprised of the status of material matters relating to completion of the Transaction (including to the extent legally permissible and practicable (i) promptly furnishing the other with copies of notices or other communications received by Purchasers or the Company, as the case may be, from any third party and/or Governmental Authority with respect to the Transaction and the establishment of any bank or thrift holding company for purposes of the Transaction, and as otherwise contemplated by this Agreement and, to the extent permitted by law, and (ii) providing descriptions of any oral communications from such persons). Each party agrees, upon request, to furnish the other party with all information concerning itself, its subsidiaries, directors, officers and stockholders or shareholders, as applicable, other than any information concerning each party’s officers, principals, directors and stockholders or shareholders the disclosing party reasonably determines to be confidential, and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party to any third party and/or Governmental Authority.

6.4 NYSE Application; Amendment to Certificate of Incorporation.

(a) As soon as practicable following the execution of this Agreement, the Company shall deliver to the NYSE, pursuant to Paragraph 312.05 of the NYSE Listed Company Manual, notice of and the requisite documents relating to the Company’s intent to issue the Shares without obtaining approval of the stockholders of the Company. No later than ten days after the date of this Agreement, the Company shall mail to all stockholders, in compliance with said Paragraph 312.05, a letter alerting the stockholders to the Company’s omission to seek stockholder approval and that the Company’s Audit Committee has approved such exception to the NYSE shareholder approval policy. Notwithstanding the foregoing, if, after the Company delivers such requisite Paragraph 312.05 notice and documentation to the NYSE, the NYSE rejects such application (other than a rejection based on a technical defect in such application that is curable by the Company, in which case the Company shall cure such defect as soon as practicable after such notice from the NYSE), the Company shall comply with the covenant set forth in Section 6.4(b) as soon as practicable after such rejection.

(b) Not later than three months after the Closing Date, the Company Board shall submit to its stockholders for approval (the “Stockholder Approval”) an amendment to the Certificate of Incorporation (i) increasing the number of authorized shares of Company Common Stock so that there will be a sufficient number of authorized shares of Company Common Stock to satisfy the conversion rights of all holders of the Shares and any other holders of the Company’s Preferred Stock having conversion rights, (ii) reducing the par value of the Company Common Stock to $0.01 per share, and (iii) authorizing any amendments required by the TARP Capital Purchase Program or any similar governmental program. The Company Board shall recommend that the Company’s stockholders approve such amendment, and will use all reasonable best efforts to obtain from the Company’s stockholders a vote approving and adopting such amendment. If the Stockholder Approval is not obtained within such three month period, the Company Board shall take all necessary action in accordance with the DGCL to effectuate a reverse stock split to so increase the number of authorized shares of Company Common Stock.

6.5 No Solicitation.

(a) During the period from the date of this Agreement to the earlier of the Closing or the date of termination of this Agreement, the Company agrees that it will not, and will cause the Company Subsidiaries and its and the Company Subsidiaries’ officers, directors, agents, advisors and affiliates not to, initiate, solicit, encourage or knowingly facilitate inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential or nonpublic information or data to, or have any discussions with, any person relating to, any Acquisition Proposal. The Company will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any persons other than Purchasers with respect to any Acquisition Proposal and will use its reasonable best efforts, subject to applicable law, to enforce any confidentiality or similar agreement relating to an Acquisition Proposal.

(b) Notwithstanding the foregoing Section 6.5(a), in the event that, at any time before close of business on May 22, 2009, the Company receives an unsolicited Acquisition Proposal and the Company Board concludes in good faith that there is a reasonable likelihood that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal, the Company may, and may permit the Company Subsidiaries and its and the Company Subsidiaries’ representatives to, furnish or cause to be furnished nonpublic information and participate in such negotiations or discussions to the extent that the Company Board concludes in good faith (and based on the advice of counsel) that failure to take such actions would be reasonably likely to result in a violation of its fiduciary duties under applicable law; provided that prior to providing any nonpublic information permitted to be provided pursuant to the foregoing proviso, it shall have entered into a confidentiality agreement with such third party on terms no less favorable to the Company than any confidentiality agreement entered into with Purchasers relating to the Transaction. The Company will promptly (and in any event within two (2) Business Days) advise Purchasers following receipt of any Acquisition Proposal and the substance thereof (including the identity of the person making such Acquisition Proposal), and will keep Purchasers apprised of any related developments, discussions and negotiations (including the terms and conditions of the Acquisition Proposal) on a current basis.

~~Notwithstanding the foregoing Section 6.5(a), in the event that, at any time during the thirty (30) day period after the date of this Agreement, the Company receives an unsolicited Acquisition Proposal and the Company Board concludes in good faith that there is a reasonable likelihood that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal, the Company may, and may permit the Company Subsidiaries and its and the Company Subsidiaries’ representatives to, furnish or cause to be furnished nonpublic information and participate in such negotiations or discussions to the extent that the Company Board concludes in good faith (and based on the advice of counsel) that failure to take such actions would be reasonably likely to result in a violation of its fiduciary duties under applicable law; provided that prior to providing any nonpublic information permitted to be provided pursuant to the foregoing proviso, it shall have entered into a confidentiality agreement with such third party on terms no less favorable to the Company than any confidentiality agreement entered into with Purchasers relating to the Transaction. The Company will promptly (and in any event within two (2) Business Days) advise Purchasers following receipt of any Acquisition Proposal and the substance thereof (including the identity of the person making such Acquisition Proposal), and will keep Purchasers apprised of any related developments, discussions and negotiations (including the terms and conditions of the Acquisition Proposal) on a current basis.~~

(c) The Company covenants that it will not accept, approve, endorse, recommend or enter into any agreement, understanding or arrangement in respect of a Superior Proposal (other than a confidentiality agreement permitted by Section 6.5(b)) unless:

(i) The Company has complied with its obligations under Section 6.5(b) and has provided Purchasers with a copy of the Superior Proposal; and

(ii) A period (the “Response Period”) of five Business Days has elapsed from the date that is the later of (x) the date on which Purchasers receive written notice from the Company Board that the Company Board has determined, subject only to compliance with this Section 6.5, to accept, approve, endorse, recommend or enter into a definitive agreement with respect to such Superior Proposal, and (y) the date Purchasers receive a copy of the Superior Proposal.

(d) During the Response Period, Purchasers will have the right, but not the obligation, to offer to amend this Agreement, including an increase in, or modification of, the Purchase Price. The Company Board shall review any such offer by Purchasers to amend this Agreement to determine whether the Acquisition Proposal to which Purchasers are responding would continue to be a Superior Proposal when assessed against the Transaction as it is proposed in writing by Purchasers to be amended. If the Company Board determines that the Acquisition Proposal no longer constitutes a Superior Proposal, the Company Board will cause the Company to enter into an amendment to this Agreement with Purchasers incorporating the amendments to this Agreement as set out in the written offer to amend. If the Company Board determines that the Acquisition Proposal continues to be a Superior Proposal, the Company may accept such Superior Proposal and may terminate this Agreement pursuant to Section 9.1(f) in order to accept or enter into an agreement, understanding or arrangement to proceed with the Superior Proposal, subject to Section 9.2.

(e) Each successive amendment to any Acquisition Proposal that results in an increase in, or modification of, the consideration (or value of such consideration) to be received by the Company shall constitute a new Acquisition Proposal for the purposes of this Section 6.5 and Purchasers shall be afforded a new Response Period and the rights afforded in this Section 6.5 in respect of each such Acquisition Proposal.

(f) As used in this Agreement, “Acquisition Proposal” means a tender or exchange offer, proposal for a merger, consolidation or other business combination involving Company or any of the Company Subsidiaries or any proposal or offer to acquire in any manner more than fifteen percent (15%) of the voting power in, or more than fifteen percent (15%) of the fair market value of the business, assets or deposits of, the Company or any of the Company Subsidiaries, other than the Transaction or any participation in (or application to participate in) the TARP Capital Purchase Program, the Capital Assistance Program or any similar governmental program.

(g) As used in this Agreement, “Superior Proposal” means a written Acquisition Proposal that the Company Board concludes in good faith to be more favorable from a financial point of view to its stockholders than the Transaction, (i) after receiving the advice of its financial advisors (who shall be a nationally recognized investment banking firm), (ii) after taking into account the likelihood of consummation of such transaction on the terms set forth therein and (iii) after taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable law; provided that for purposes of the definition of “Superior Proposal,” the references to “more than fifteen percent (15%)” in the definition of Acquisition Proposal shall be deemed to be references to “a majority.”

6.6 Conversion Application. As soon as practicable after the execution of this Agreement, the Company shall cause Colonial Bank to file an application with the OTS to convert from an Alabama state bank to a federally chartered savings and loan association, and the Company shall use its reasonable best efforts to obtain the approval of such application from the OTS. As soon as practicable following the approval of such conversion by the OTS, the Company shall deregister as a bank holding company under the Bank Holding Company Act, as amended, with the Federal Reserve.

6.7 Board Seats.

(a) On the Closing Date or as soon as practicable thereafter, the Company Board shall fix the number of directors at fifteen (15), of which five individuals, selected by Purchasers as representatives of Purchasers as set forth below (the “Board Representatives”), shall be appointed to the Company Board and commence serving on the Company Board immediately thereafter, subject to satisfactory completion of a Directors & Officers questionnaire and provision of other background information as may be reasonably requested by the Company, and subject to any required approvals of Regulatory Authorities. On the Closing Date or as soon as practicable thereafter, the Company shall also cause two of the Board Representatives, at the option of the Required Purchasers, to be appointed to the Executive Committee of the Company

Board (or any successor committee thereto). The Board Representatives shall be added to each class of the Company Board as the Company and Purchasers shall mutually determine so that an approximately equal number of Board Representatives will be added to each class. Within sixty (60) days after the Closing Date, the Company shall cause the Company Board’s composition to be as follows: (i) the five Board Representatives; (ii) five other continuing directors; and (iii) five other directors, mutually agreeable to the Company and Purchasers. On the Closing Date or as soon as practicable thereafter, the Company shall cause Colonial Bank to fix the number of directors on the board of Colonial Bank at thirteen (13), and shall cause Colonial Bank to add the five Board Representatives to the Colonial Bank Board of Directors as well.

(b) Regardless of the classes in which the Board Representatives have been placed, the Company shall include the Board Representatives in the Company’s slate of director nominees recommended by the Company Board to be voted on by stockholders of the Company at the 2010 Annual Meeting of Stockholders (the “2010 Meeting”), subject to satisfaction of all legal and governance requirements applicable to all board members regarding service as a director of the Company, including any applicable NYSE requirements. The Company shall also cause two Board Representatives to be re-appointed to the Executive Committee of the Company Board (or any successor committee thereto).

(c) Through the 2010 Meeting and, assuming the Board Representatives are re-elected at the 2010 Meeting by the stockholders of the Company, through the 2011 Annual Meeting of Stockholders, and consistent with any applicable rules of the NYSE, the Required Purchasers shall have the power to designate a replacement for a Board Representative upon the death, resignation, retirement, disqualification or removal from office of such director, subject to satisfaction of all legal and governance requirements applicable to all board members regarding service as a director of the Company.

(d) Notwithstanding anything to the contrary set forth in this Section 6.7, at the time of the 2010 Meeting or the 2011 Annual Meeting of Stockholders, as the case may be, (i) in the event that Purchasers hold, on an aggregate as-converted basis, less than fifty percent (50%) but greater than or equal to twenty-five percent (25%) of the number of Shares acquired by Purchasers under this Agreement, then the Required Purchasers shall be entitled to appoint three Board Representatives and one member of the Executive Committee, and (ii) in the event that Purchasers hold, on an aggregate as-converted basis, less than twenty-five percent (25%) of the number of Shares acquired by Purchasers under this Agreement, Purchasers shall not have the right under this Section 6.7 to appoint any Board Representatives or members of the Executive Committee.

6.8 Preemptive Rights.

(a) If the Company offers to sell Covered Securities in a public or private offering of Covered Securities solely for cash (a “Qualified Offering”), each Purchaser shall be afforded the opportunity to acquire from the Company, for the same price and on the same terms as such Covered Securities are offered, in the aggregate up to the amount of Covered Securities required to enable such Purchaser to maintain its then-current Purchaser Percentage Interest, but solely to the extent that any such issuance of shares of Covered Securities would not result in the issuance of Covered Securities that would require a vote of the stockholders of the Company pursuant to the listing standards of the NYSE. As used in this Section 6.8: (i) “Purchaser Percentage Interest” means, as of any date, the percentage equal to (A) the aggregate number of shares of Company Common Stock beneficially owned (with the term “beneficial ownership” having the meaning ascribed in Section 13(d)(3) and Rule 13d-3 under the Exchange Act) or otherwise held by such Purchaser as of such date, calculated on an as-converted basis, divided by (B) the total number of outstanding shares of Company Common Stock as of such date, calculated on an as-converted basis, provided that for purposes of calculating shares held by Purchasers in the foregoing subsections (A) and (B), in the event of any Qualified Offering occurring prior to the Closing, Purchaser Percentage Interest will be calculated on a pro forma basis as if the Shares had been issued hereunder; and (ii) “Covered Securities” means Company Common Stock and any securities convertible into or exercisable or exchangeable for Company Common Stock, other than securities that are (A) issued by the Company pursuant to any employment contract, employee or benefit plan, stock purchase plan, stock ownership plan, stock option or equity compensation plan or other similar plan where stock is being issued or offered to a trust, other entity to or for the benefit of any employees, potential employees, consultants, officers or director of the Company, (B) issued by the Company in connection with a business combination or other merger, acquisition or disposition transaction, (C) issued with reference to the Common Stock of a Subsidiary (i.e., a carve-out transaction), (D) issued as a dividend or in connection with a dividend reinvestment or stockholder purchase plan, (E) issued in exchange for currently outstanding securities, or (F) issued to the United States Treasury as part of the TARP Capital Purchase Program or any similar governmental program.

(b) Prior to making any Qualified Offering of Covered Securities, the Company shall give each Purchaser written notice of its intention (including, in the case of a registered public offering and to the extent possible, a copy of the prospectus included in the registration statement filed in respect of such), describing, to the extent then known, the anticipated amount of securities, price (or, in the case of a registered public offering, an estimated range of prices) and other material terms upon which the Company proposes to offer the same. Such Purchaser shall have thirty (30) days from the provision of such notice to notify the Company in writing that it intends to exercise such preemptive purchase rights and as to the amount of Covered Securities such Purchaser desires to purchase, up to the maximum amount calculated pursuant to Section 6.8(a) (the “Designated Securities”). Such notice shall constitute a non-binding indication of interest of such Purchaser to purchase the amount of Designated Securities so specified (or a proportionately lesser amount if the amount of Covered Securities to be offered in such Qualified Offering is subsequently reduced) at the price (or range of prices) and other terms set forth in the Company’s notice to it. The failure by such Purchaser to respond during such thirty (30) day period shall constitute a waiver of preemptive rights in respect of such offering. The obligation of the Company to provide such notice shall be subject to such Purchaser’s written agreement to confidentiality and restrictions on trading terms reasonably acceptable to the Company.

(c) If a Purchaser exercises such Purchaser’s preemptive purchase rights provided in this Section 6.8 with respect to a Qualified Offering that is an underwritten public offering or a private offering made to qualified institutional buyers (as such term is defined in Rule 144A under the Securities Act) for resale pursuant to Rule 144A under the Securities Act, the Company shall offer such Purchaser, if such underwritten public offering or Rule 144A offering is consummated, the Designated Securities (as adjusted downward or, at such Purchaser’s option, upward to reflect the actual size of such offering when priced) at the same price as the Covered Securities are offered to the initial purchasers in such offering and shall provide written notice of such price to such Purchaser as soon as practicable prior to such consummation. Contemporaneously with the execution of any underwriting agreement or purchase agreement entered into between the Company and the underwriters or initial purchasers of such underwritten public offering or Rule 144A offering, such Purchaser shall, if it continues to wish to exercise its preemptive rights with respect to such offering, enter into an instrument in form and substance reasonably satisfactory to the Company acknowledging such Purchaser’s binding obligation to purchase the Designated Securities to be acquired by it and containing representations, warranties and agreements of such Purchaser that are customary in private placement transactions and, in any event, no less favorable to such Purchaser than any underwriting or purchase agreement entered into by the Company in connection with such offering, and the failure to enter into such an instrument at or prior to such time shall constitute a waiver of preemptive rights in respect of such offering. Any offers and sales pursuant to this Section 6.8(c) in the context of a registered public offering shall also be conditioned on reasonably acceptable representations and warranties of such Purchaser regarding its status as the type of offeree to whom a private sale can be made concurrently with a registered offering in compliance with applicable securities laws.

(d) If a Purchaser exercises its preemptive rights provided in this Section 6.8 with respect to a Qualified Offering that is not an underwritten public offering or Rule 144A offering (a “Private Placement”), the closing of the purchase of the Covered Securities with respect to which such right has been exercised shall be conditioned on the consummation of the Private Placement giving rise to such preemptive purchase rights and shall take place simultaneously with the closing of the Private Placement or on such other date as the Company and such Purchaser shall agree in writing; provided that the actual amount of Covered Securities to be sold to such Purchaser pursuant to its exercise of preemptive rights hereunder shall be reduced if the aggregate amount of Covered Securities sold in the Private Placement is reduced and, at the option of such Purchaser (to be exercised by delivery of written notice to the Company within five (5) Business Days of receipt of notice of such increase), shall be increased if such aggregate amount of Covered Securities sold in the Private Placement is increased. In connection with its purchase of Designated Securities, such Purchaser shall, if it continues to wish to exercise its preemptive rights with respect to such offering, execute an agreement containing representations, warranties and agreements of such Purchaser that are substantially similar in all material respects to the agreements executed by other purchasers in such Private Placement.

(e) If, prior to consummation of a Qualified Offering, the terms of the proposed issuance change with the result that the price is less than the minimum price or more than the maximum price set forth in the notice contemplated by Section 6.8(b) or the other principal terms are more favorable in any material respect to the prospective purchaser than those set forth in such notice, it shall be necessary for a separate notice to be furnished, and the terms and provisions of this Section 6.8 separately complied with.

(f) Anything to the contrary in this Section 6.8 notwithstanding, the preemptive right to purchase Covered Securities granted by this Section 6.8 as to a Purchaser shall terminate as of and not be available for any offering that commences at any time after the date on which such Purchaser offers, sells, pledges, or otherwise transfers any Shares purchased hereunder, including by way of entry into any swap or other agreement or transaction that hedges or transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of such Shares (a “Hedging Transaction”).

6.9 Restrictions on Transfer. For the period from the Closing Date until the date that is one year after the Closing Date, and subject to all applicable securities laws, no Purchaser shall, directly or indirectly, transfer, sell, assign, pledge, convey, hypothecate or otherwise encumber or dispose of, or engage in a Hedging Transaction with respect to (collectively, “Transfer”) any of the Shares held by such Purchaser, other than:

(a) any Transfer by a Purchaser which, when taken together with any other Transfers of Shares by such Purchaser to the same person or any of its Affiliates at any time, would cause all such Transfers to represent 9.9% or less of the aggregate outstanding shares of Company Common Stock and Preferred Stock, on an as-converted basis, as of immediately prior to such Transfer;

(b) Transfers with the consent of the Company Board (such consent not to be unreasonably withheld) to any Affiliate of such Purchaser if the transferee agrees in writing for the benefit of the Company (with a copy thereof to be furnished to the Company and to be in form and substance reasonable satisfactory to the Company) to be bound by the terms of this Agreement; and

(c) Transfers pursuant to a merger, tender offer or exchange offer or other business combination, acquisition of assets or similar transaction or change of control involving the Company or any Company Subsidiary so long as such transaction has been approved by the Company Board and, if required, the stockholders of the Company.

6.10 Indemnity for Purchasers. The Company agrees to indemnify and hold harmless each Purchaser and its Affiliates and each of their respective officers, directors, partners, members and employees, and each person who controls such Purchaser within the meaning of the Exchange Act and the rules and regulations promulgated thereunder (each an “Indemnified Person”), to the fullest extent lawful, from and against any and all judgments, fines, amounts paid in settlement and expenses (including reasonable attorneys’ fees and disbursements) (collectively, “Losses”) arising out of or resulting from any action, suit, claim, proceeding or investigation by any Governmental Authority, stockholder of the Company or any other person (other than the Company or Purchasers) relating to this Agreement or the Transaction (other than any Losses attributable to the acts, errors or omissions on the part of such Purchaser, but not including the Transaction) within eighteen (18) months of the Closing Date; provided, that nothing herein shall be deemed to preclude an Indemnified Person from making an indemnification claim after such eighteen (18) month period with respect to Losses arising during such eighteen (18) month period. With respect to any Losses in respect of which indemnity may be sought under this Section 6.10, the respective rights and obligations and procedures contained in Section 7.9 shall apply as if restated in this Section 6.10. In the event Purchasers receive payment in connection with Section 9.2, any and all obligations of the Company pursuant to this Section 6.10 shall terminate immediately.

6.11 Change in Control Agreements. Simultaneously with or prior to the execution of this Agreement, the Company shall deliver or cause to be delivered fully executed amendments, consents or waivers to existing employment agreements, change in control agreements and agreements regarding Company Stock Options and grants of restricted stock with employees of the Company, designated by Purchasers, in form and substance satisfactory to Purchasers, providing that the Transaction shall not constitute a change in control under such agreements or awards. Following the execution of this Agreement, upon the reasonable request of the Required Purchasers, the Company shall use its reasonable best efforts to cause its employees subject to The Colonial BancGroup, Inc. Restated 2001 Long-Term Incentive Plan or any other applicable Company Employee Benefit Plan to execute amendments, consents or waivers providing that the Transaction shall not constitute a change in control under such Company Employee Benefit Plans.

ARTICLE 7

Private Placement of the Shares; Registration Rights

7.1 Securities Act Exemption.

(a) It is intended that the Shares to be issued pursuant to this Agreement will not be registered under the Securities Act in reliance on the exemption from the registration requirements of Section 5 of the Securities Act set forth in Section 4(2) and Regulation D under the Securities Act.

(b) Each Purchaser agrees that all certificates or other instruments representing Shares of Series A Stock will bear a legend substantially to the following effect:

“THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS. THIS INSTRUMENT IS ISSUED PURSUANT TO AND SUBJECT TO THE RESTRICTIONS ON TRANSFER AND OTHER PROVISIONS OF A STOCK PURCHASE AGREEMENT, DATED AS OF MARCH 31, 2009, BETWEEN THE ISSUER OF THESE SECURITIES AND PURCHASERS REFERRED TO THEREIN, A COPY OF WHICH IS ON FILE WITH THE ISSUER. THE SECURITIES REPRESENTED BY THIS INSTRUMENT MAY NOT BE SOLD OR OTHERWISE TRANSFERRED EXCEPT IN COMPLIANCE WITH SAID AGREEMENT. ANY SALE OR OTHER TRANSFER NOT IN COMPLIANCE WITH SAID AGREEMENT WILL BE VOID.”

TBW agrees that all certificates or other instruments representing Shares of Series B Stock will bear a legend substantially to the following effect:

“THE SHARES OF PREFERENCE STOCK REPRESENTED BY THIS CERTIFICATE ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF A BANK AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS. THIS INSTRUMENT IS ISSUED PURSUANT TO AND SUBJECT TO THE RESTRICTIONS ON TRANSFER AND OTHER PROVISIONS OF A STOCK PURCHASE AGREEMENT, DATED AS OF MARCH 31, 2009, BETWEEN THE ISSUER OF THESE SECURITIES AND PURCHASERS REFERRED TO THEREIN, A COPY OF WHICH IS ON FILE WITH THE ISSUER. THE SECURITIES REPRESENTED BY THIS INSTRUMENT MAY NOT BE SOLD OR OTHERWISE TRANSFERRED EXCEPT IN COMPLIANCE WITH SAID AGREEMENT. ANY SALE OR OTHER TRANSFER NOT IN COMPLIANCE WITH SAID AGREEMENT WILL BE VOID.

INSOFAR AS THE SHARES OF PREFERENCE STOCK REPRESENTED BY THIS CERTIFICATE ARE HELD BY TAYLOR, BEAN & WHITAKER MORTGAGE CORP. OR ANY OF ITS AFFILIATES, THE SHARES OF PREFERENCE STOCK REPRESENTED BY THIS CERTIFICATE MAY NOT BE CONVERTED TO COMMON STOCK OF THE ISSUER UNLESS (1) THE AMOUNT OF COMMON STOCK AFTER CONVERSION HELD BY TAYLOR, BEAN & WHITAKER MORTGAGE CORP. OR ANY OF ITS AFFILIATES WOULD BE LESS THAN 25% OF THE OUTSTANDING NUMBER OF SHARES OF COMMON STOCK OF THE ISSUER FOLLOWING CONVERSION, OR (2) THE CONVERSION IS COMPLETED ONLY IN CONNECTION WITH: (A) A WIDELY DISPERSED PUBLIC OFFERING; (B) PRIVATE SALES IN WHICH NO PURCHASER OR GROUP OF PURCHASERS WOULD ACQUIRE MORE THAN 2% OF THE NUMBER OF SHARES OF ISSUER STOCK OUTSTANDING FOLLOWING THE CONVERSION; (C) SALES TO THE ISSUER; OR (D) SALES TO A PARTY THAT IS UNAFFILIATED WITH TAYLOR, BEAN & WHITAKER MORTGAGE CORP. OR ANY OF ITS AFFILIATES THAT IS ACQUIRING MAJORITY CONTROL OF THE ISSUER.”

(c) In the event that any Shares (i) are no longer subject to the transfer restrictions set forth in this Agreement, (ii) are Transferred in a transaction registered under the Securities Act, (iii) are Transferred in a transaction exempt from the registration requirements of the Securities Act, and upon delivery to the Company of such documents as it may reasonably request with respect to such exemption, or (iv) upon a Purchaser’s request and receipt by the Company and its transfer agent of an opinion of such Purchaser’s counsel, reasonably satisfactory to the Company and its transfer agent, to the effect that a “private placement” legend is no longer required under the Act and applicable state laws, the Company shall issue new certificates representing such Shares, which shall not contain such portion of the above legend that is no longer applicable. Each Purchaser acknowledges that the Shares have not been registered under the Securities Act or under any state securities laws and agrees that it will not sell or otherwise dispose of the Shares, except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities laws.

7.2 Definitions. For purposes of this Article 7, the following capitalized terms have the following meanings:

“Person”: Any individual, partnership, limited liability company, joint venture, corporation, association, trust or any other entity or organization.

“Registrable Securities”: The shares of Company Common Stock into which the Shares are convertible, together with any other securities which a Purchaser may acquire on account of any the Shares, including, without limitation, as the result of any dividend or other distribution on the Company Common Stock or any split-up of the Company Common Stock or in connection with any combination of shares, recapitalization, merger, consolidation or reorganization or otherwise.

“Registration Statement”: Any registration statement of the Company under the Securities Act that covers any of the Registrable Securities pursuant to the provisions of this Agreement, including the related prospectus, any preliminary prospectus, all amendments and supplements to such registration statement (including post-effective amendments), all exhibits and all material incorporated by reference or deemed to be incorporated by reference in such registration statement.

“Underwritten Offering”: A distribution, registered pursuant to the Securities Act, in which securities of the Company are sold to the public through one or more underwriters.

7.3 Demand Registration.

(a) Requests for Registration. At any time commencing on or after the date that is 270 days following the Closing Date, the Required Purchasers will have the right, by written notice delivered to the Company (a “Demand Notice”), to require the Company to register Registrable Securities under and in accordance with the provisions of the Securities Act

(a “Demand Registration”); provided that (i) Purchasers may not make more than three Demand Registrations, and (ii) the Purchasers desiring to participate in the offering must provide to the Company a certificate (the “Authorizing Certificate”) signed by the participating Purchasers; and provided, further, that no Demand Notice may be given prior to six months after the effective date of the immediately preceding Demand Registration. For purposes of the preceding sentence, the filing of two or more Registration Statements in response to one demand shall be counted as one Demand Registration. Each request for a Demand Registration by the Purchasers shall state the amount of the Registrable Securities proposed to be sold and the intended method of disposition thereof. The Authorizing Certificate shall set forth (A) the name of each participating Purchaser signing such Authorizing Certificate, (B) the number of Registrable Securities held by each participating Purchaser and the number of Registrable Securities each participating Purchaser has elected to have registered, and (C) the intended methods of disposition of the Registrable Securities. Any participating Purchaser may at its option withdraw Registrable Securities from a registration and, in such event (l) any continuing registration of Registrable Securities shall constitute the Demand Registration to which the Purchasers are entitled and (2) the withdrawing participating Purchaser shall reimburse the Company for any registration and filing fees (including any fees payable to the SEC) it has incurred with respect to the withdrawn Registrable Securities (unless all Registrable Securities are withdrawn, in which case the withdrawing Purchasers shall reimburse the Company for all costs and expenses incurred by it in connection with the registration of such Registrable Securities). Subject to compliance with clause (2) of the preceding sentence, a registration that is terminated in its entirety prior to the effective date of the applicable Registration Statement will not constitute a Demand Registration. Notwithstanding the foregoing, if at the time of withdrawal, a participating Purchaser has learned of a material adverse change in the condition, business or prospects of the Company and has withdrawn the request with reasonable promptness following disclosure by the Company, such participating Purchaser shall not be subject to clause (2) above.

If a Demand Registration is not declared and maintained effective for the period required by Section 7.3(b) or if the consummation of the offering of Registrable Securities pursuant to such Demand Registration (A) is interfered with by any stop order, injunction or other order or requirement of the SEC or other governmental agency or court for any Person which is not directly caused by the act or omission of any Purchaser and such act or omission is not thereafter eliminated or (B) the conditions specified in the underwriting agreement with respect to an Underwritten Offering, if any, entered into in connection with such Demand Registration are not satisfied or waived, other than by reason of a failure by a participating Purchaser, then the Purchasers shall be entitled to an additional Demand Registration in lieu thereof.

(b) Filing and Effectiveness.

(i) The Company will file a Registration Statement relating to any Demand Registration as promptly as practicable (but in any event within 45 days in the case of a registration made on Form S-1, or a comparable successor form, as applicable, or 30 days in the case of any registration eligible to be made on Form S-3 or a comparable successor form, as applicable) following the date on which the Demand Notice is given and will use its reasonable best efforts to cause the same to be declared effective by the SEC as soon as practicable thereafter (the “Effectiveness Date”).

(ii) The Company agrees to use its reasonable best efforts to comply with all necessary provisions of the federal securities laws in order to keep each Registration Statement relating to a Demand Registration effective for a period of (A) in the case of an Underwritten Offering, 120 days from its Effectiveness Date, and (B) in the case of any registration made pursuant to Rule 415 under the Securities Act, when all Registrable Securities covered by such Registration Statement have been sold pursuant to such Registration Statement (in each case, such period being the “Effectiveness Period”); provided, however, that if a delay, suspension or withdrawal under Section 7.6 hereof occurs during an Effectiveness Period, then such Effectiveness Period will be tolled for the duration of such delay, suspension or withdrawal.

(iii) A Purchaser participating in a Registration Statement will be permitted, subject to its compliance with the provisions of Section 7.3(a) relating to reimbursement of the Company’s expenses, to withdraw in good faith all or part of the Registrable Securities from a Demand Registration at any time prior to the effective date of such Demand Registration, in which event the Company will promptly amend or, if applicable, withdraw the related Registration Statement.

(c) Priority on Demand Registration. Notwithstanding the foregoing, if the managing underwriter or underwriters of an Underwritten Offering to which such Demand Registration relates advises the Company and the participating Purchasers in writing that the total amount of Registrable Securities that the participating Purchasers, the Company and any other Person intend to include in such Demand Registration is in the aggregate such as to materially and adversely affect the success of such offering, then there will be included in such Demand Registration, (i) first, the number of securities that the Purchasers propose to sell pursuant to such Demand Registration and the number of securities, determined pro rata on the basis of the number of Shares owned by each participating Purchaser, (ii) second, to the extent that the number of securities in clause (i) above is less than the number of securities which the Company and Purchasers have been advised can be sold in such offering without having the adverse effect referred to above, the securities, if any, sought to be included by the Company in the offering, and (iii) third, to the extent that the number of securities in clauses (i) and (ii) above is less than the number of securities which the Company and the Purchasers have been advised can be sold in such offering without having the adverse effect referred to above, the number of securities, if any, requested to be included in such offering by any other Persons pursuant to similar registration rights, determined pro rata on the basis of the number of shares of the class being sold owned by such other Persons requesting registration, collectively.

7.4 Piggyback Registration.

(a) Right to Piggyback. If, at any time following the Closing Date, the Company proposes to file a Registration Statement, whether or not for sale for the Company’s own account or for the account of a stockholder of the Company, on a form and in a manner that would also permit registration, offer or sale of Registrable Securities (other than in connection with a registration statement on Forms S-4 or S-8 or any similar or successor forms), the

Company shall each such time give to the Purchasers holding Registrable Securities written notice of such proposed filing at least 20 days before the anticipated filing. The notice referred to in the preceding sentence shall (i) describe the proposed registration and offering and (ii) offer Purchasers the opportunity to register, offer or sell such amount of Registrable Securities as Purchasers may request (a “Piggyback Registration”). Subject to Section 7.4(b), the Company will include in each such Piggyback Registration (and any related qualification under state blue sky laws and other compliance filings, and in any underwriting involved therein) all Registrable Securities with respect to which the Company has received written requests for inclusion therein within 10 days after the written notice from the Company is given. Each Purchaser will be permitted, subject to its compliance with the provisions of Section 7.3(a) relating to reimbursement of the Company’s expenses, to withdraw all or part of its Registrable Securities from a Piggyback Registration at any time prior to the effective date of such Piggyback Registration.

(b) Priority on Piggyback Registrations. The Company will cause the managing underwriter or underwriters of a proposed Underwritten Offering to permit the participating Purchasers, if holding Registrable Securities requested to be included in the registration for such offering, to include therein all such Registrable Securities requested to be so included (such securities, together with any other shares of the same class requested to be included in such registration by any other Person pursuant to similar registration rights, the “Piggyback Shares”) on the same terms and conditions as any securities of the Company included therein (other than the indemnification by participating Purchasers, which will be limited as set forth in Section 7.8(b) hereof and provided, that such Purchasers give customary representations and warranties). The Company shall cooperate with the Purchasers in order to limit any representations and warranties to, or agreements with, the Company or the underwriters to be made by the Purchasers only to those representations, warranties or agreements regarding the participating Purchasers, their Registrable Securities and their intended method of distribution and any other representation required by law.

Notwithstanding the foregoing, if the managing underwriter or underwriters of such Underwritten Offering advises Purchasers in writing to the effect that the total amount of securities that Purchasers, the Company and any other Person propose to include in such Underwritten Offering is such as to materially and adversely affect the success of such offering, then the Company will include in such registration:

(i) in the case of a registration in connection with a sale of securities for the Company’s own account, (A) first, 100% of the securities that the Company proposes to sell for its own account, (B) second, to the extent that the number of securities in clause (A) above is less than the number of securities which the Company has been advised can be sold in such offering without having the adverse effect referred to above, the number of Piggyback Shares of the Purchasers, determined pro rata on the basis of the number of Shares owned by the Purchasers, and (C) third, to the extent that the number of securities in clauses (A) and (B) above is less than the number of securities which the Company has been advised can be sold in such offering without having the adverse effect referred to above, the number of Piggyback Shares requested to be included in such offering by any other Persons pursuant to similar registration rights, determined pro rata on the basis of the number of shares of the class being sold owned by such other Persons requesting registration, collectively; and

(ii) in the case of a registration in connection with a sale of securities on account of any Person other than the Company (the “Initiating Party”), (A) first, 100% of the securities, if any, that the Initiating Party proposes to sell, (B) second, to the extent that the number of securities in clause (A) above is less than the number of securities which the Company has been advised can be sold in such offering without having the adverse effect referred to above, the number of Piggyback Shares of the participating Purchasers, determined pro rata on the basis of the number of Shares then owned by those Purchasers wishing to participate, (C) third, to the extent that the number of securities in clauses (A) and (B) above is less than the number of securities which the Company has been advised can be sold in such offering without having the adverse effect referred to above, the number of Piggyback Shares requested to be included in such offering by any other Persons pursuant to similar registration rights, determined pro rata on the basis of the number of shares of the class being sold owned by such other Persons requesting registration, collectively, and (D) fourth, to the extent that the number of securities in clauses (A) through (C) above is less than the number of securities which the Company has been advised can be sold in such offering without laving the adverse effect referred to above, the securities sought to be included by the Company in the offering.

7.5 Certain Registration Procedures. In connection with a Registration Statement to be filed by the Company pursuant to this Agreement:

(a) Each Purchaser agrees to provide in a timely manner information requested by the Company regarding the proposed distribution by such Purchaser of the Registrable Securities and all other information reasonably requested by the Company in connection with the preparation of such Registration Statement.

(b) The Company will prepare and file with the SEC such amendments and supplements to a Registration Statement and the prospectus or prospectus supplement used in connection therewith as may be necessary (i) to keep such Registration Statement effective and usable for resale of the Registrable Securities during the Effectiveness Period, including by refiling a Registration Statement (or a new Registration Statement) if the initial Registration Statement expires, and (ii) to comply with the provisions of the Securities Act with respect to the disposition of the securities covered by such registration statement, in each case for such time as is contemplated by this Article 7. In the event that the Company is a well-known seasoned issuer (as defined under Rule 405 of the Securities Act) at the time of the filing of a Registration Statement with the SEC, such Registration Statement shall be designated by the Company as an automatic Registration Statement.

(c) The Company will furnish to Purchasers such number of copies of the applicable Registration Statement and each such amendment and supplement thereto (including in each case all exhibits) and of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned or to be distributed by them.

(d) The Company shall use its reasonable best efforts to register and qualify the securities covered by each Registration Statement under such other securities or “blue sky” laws of such jurisdictions as shall be reasonably requested by Purchasers, to keep such registration or qualification in effect for so long as such Registration Statement remains in effect, and to take any other action which may be reasonably necessary to enable each Purchaser to consummate the disposition in such jurisdictions of the Registrable Securities covered by such Registration Statement that are owned by such Purchaser; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;

(e) After the filing of a Registration Statement, the Company will promptly notify Purchasers of any stop order issued or threatened by the SEC and shall take all commercially reasonable actions required to prevent the entry of such stop order or to remove it if entered.

(f) The Company shall cause the Registrable Securities to be listed on each securities exchange on which Company Common Stock is then listed.

(g) The Company shall promptly notify Purchaser:

(i) at any time when a prospectus relating to a Registration Statement is required to be delivered under the Securities Act, of the existence of any fact of which the Company is aware or the occurrence of an event requiring the preparation of a supplement or amendment to either a Registration Statement or related prospectus so that, as thereafter delivered to the purchasers of the Registrable Securities, such Registration Statement or related prospectus, both as then in effect, will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statement therein, in light of the circumstances then existing, not misleading and promptly make available to each Purchaser a reasonable number of copies of any such supplement or amendment;

(ii) when any Registration Statement filed pursuant to this Article 7 or any amendment thereto (other than through the incorporation by reference therein of any report, statement or other document required to be filed pursuant to the Exchange Act and the rules and regulations thereunder) has been filed with the SEC and when such Registration Statement or any post-effective amendment thereto has become effective; and

(iii) of any request by the SEC for amendments or supplements to any Registration Statement or the prospectus included therein; and

(iv) of the receipt by the Company or its legal counsel of any notification with respect to the suspension of the qualification of the Company Common Stock for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose.

(h) The Company shall use commercially reasonable efforts to procure the cooperation of the Company’s transfer agent in settling any offering or sale of Registrable Securities, including with respect to the transfer of physical stock certificates into book-entry form in accordance with any procedures reasonably requested by a Purchaser.

(i) The Company will enter into such customary agreements (including, in the event of an Underwritten Offering, an underwriting agreement in form, scope and substance as is customary in underwritten offerings) and take all such other commercially reasonable and customary actions in connection therewith (including those reasonably requested by the Purchasers or, in the event of an Underwritten Offering, those reasonably requested by the managing underwriters) in order to facilitate the disposition of such Registrable Securities and in such connection, but only where an underwriting agreement is entered into in connection with an Underwritten Offering: (i) make such representations and warranties to the underwriters with respect to the businesses of the Company and its subsidiaries, the Registration Statement, prospectus and documents incorporated by reference or deemed incorporated by reference therein, if any, in each case, in form, substance and scope as are customarily made by issuers to underwriters in underwritten offerings and confirm the same if and when requested; (ii) obtain opinions of counsel to the Company and updates thereof, which counsel and opinions (in form, scope and substance) shall be reasonably satisfactory to the managing underwriters, if any, addressed to each of the underwriters covering the matters customarily covered in opinions requested in underwritten offerings and such other matters as may be reasonably requested by such underwriters; (iii) obtain “comfort” letters and updates thereof from the independent certified public accountants of the Company (and, if necessary, any other certified public accountants of any subsidiary of the Company or of any business acquired by the Company for which financial statements and financial data is, or is required to be, included in the Registration Statement), addressed to each of the underwriters, such letters to be in customary form and covering matters of the type customarily covered in “comfort” letters in connection with underwritten offerings; (iv) cause the Company’s management to be made available for, and assist in, the marketing and disposition of such Registrable Securities in the manner and to the extent reasonably requested by the underwriters including, without limitation, participation by management in customary road shows, investor conferences and other similar presentations; and (v) deliver such documents and certificates as may be reasonably requested by the managing underwriters, if any, to evidence the continued validity of the representations and warranties of the Company and its subsidiaries made pursuant to clause (i) above and to evidence compliance with any customary conditions contained in the underwriting agreement entered into by the Company. The foregoing actions will be taken in connection with each closing under such underwriting agreement as and to the extent required thereunder.

(j) All Registration Expenses incurred in connection with a Registration Statement hereunder shall be borne by the Company. “Registration Expenses” means the following expenses incurred by the Company in effecting any registration pursuant to this Agreement (whether or not any registration or prospectus becomes effective or final): all registration fees, fees and disbursements of counsel for the Company, blue sky filing fees, printing expenses, and expenses of the Company’s independent accountants in connection with any regular or special reviews incident to or required by such registration, and fees and disbursements of counsel for Purchaser. For the avoidance of doubt, the Company shall not be responsible for and shall not pay any underwriting discounts, selling commissions and stock transfer taxes applicable to the sale of Registrable Securities.

(k) If any of the Registrable Securities included in any Demand Registration are to be sold in an Underwritten Offering, the participating Purchasers may select an investment banking firm or firms to manage the Underwritten Offering, provided that such investment banker or bankers is (are) reasonably acceptable to the Company. The Company and the participating Purchasers agree that, in connection with any Underwritten Offering hereunder, the relevant registration shall be in a firm commitment underwritten offering and they shall each undertake to offer customary indemnification, representations and warranties to the participating underwriters and to agree to any restrictions required by the underwriters on the sale of Company Common Stock or other securities by such party after the completion of the Underwritten Offering; provided, however, that the restriction so imposed on the participating Purchasers shall be no more onerous than the restrictions imposed on any other holder of securities included in such offering; and provided, further that the Company shall not be required to agree to (i) restrictions with respect to the issuance of equity incentives to employees, the issuance of securities on exercise of outstanding warrants or convertible securities, the issuance of securities in connection with a merger, acquisition, joint venture or other strategic transaction, or (ii) any restrictions that extend beyond the restrictions imposed on Purchaser for a term of ninety (90) days (one hundred eighty (180) days for an initial public offering) from the effective date of the applicable Registration Statement. Without limiting the generality of the foregoing, before Registrable Securities shall be included in any Demand Registration, the participating Purchasers and any underwriter acting on their behalf shall have agreed to indemnify and hold harmless the Company, each director of the Company, each officer of the Company who shall sign such registration statement and any person who controls the Company within the meaning of the Securities Act, with respect to any statement or omission from such registration statement, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereto, if such statement or omission was made in reliance upon and in conformity with written information furnished to the Company through an instrument duly executed by such Purchaser or underwriter specifically for use in the preparation of such registration statement, preliminary prospectus, final prospectus or amendment or supplement.

(l) All obligations of the Company and Purchasers in this Article 7 (other than as set forth in Sections 7.7, 7.8, 7.9 and 7.10) shall terminate and be of no further force and effect with respect to any Registrable Securities once (i) they are sold pursuant to an effective registration statement under the Securities Act, (ii) they may be sold pursuant to Rule 144 of the Securities Act without limitation thereunder on volume or manner of sale, or (iii) they shall have ceased to be outstanding.

7.6 Material Developments; Suspension of Offering.

(a) Notwithstanding the provisions of Sections 7.3 or 7.4 hereof or any other provisions of this Agreement to the contrary, the Company shall not be required to file a Registration Statement or to keep a Registration Statement effective if the negotiation or consummation of a transaction by the Company or any Company Subsidiary or Affiliates is pending or an event has occurred, which negotiation, consummation or event would require additional disclosure by the Company in a Registration Statement of material information which the Company in its reasonable judgment has a bona fide business purpose for keeping confidential and the nondisclosure of which in a Registration Statement would be expected, in the Company’s reasonable determination, to cause a Registration Statement or any prospectus filed with respect thereto or included therein to fail to comply with applicable disclosure requirements; provided, however, that the Company (i) will promptly notify Purchasers of a delay, suspension or withdrawal pursuant to this Section 7.6 (without having to provide details thereof) and (ii) may not delay, suspend or withdraw a Registration Statement for such reason under this Section 7.6 more than four (4) times in any twelve (12) month period and in no event for more than one hundred and twenty (120) days during the same such twelve (12) month period. Upon receipt of any notice from the Company of the happening of any event during the period when a Registration Statement is effective which is of a type specified in the preceding sentence or as a result of which a Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statement therein, in light of the circumstances under which they were made, not misleading, Purchasers will immediately discontinue offers and sales of the Registrable Securities under a Registration Statement (until Purchasers have received copies of a supplemental or amended prospectus or prospectus supplement that corrects the misstatements or omissions and received notice that any post-effective amendment has become effective or unless notified by the Company that Purchasers may resume such offers and sales). If so directed by the Company, each Purchaser will use its reasonable best efforts to deliver to the Company any copies of the prospectus, other than permanent file copies then in Purchaser’s possession, covering the Registrable Securities in its possession at the time of receipt of such notice. Except as required by law, each Purchaser agrees to keep confidential the fact that the Company has exercised its rights under this Section 7.6 and all facts and circumstances relating to such exercise until such information is made public by the Company.

(b) If all reports required to be filed by the Company pursuant to the Exchange Act have not been filed by the required date without regard to any extension, or if the consummation of any business combination by the Company has occurred or is probable for purposes of Rule 3-05 or Article 11 of Regulation S-X under the Securities Act, upon written notice thereof by the Company to Purchasers, the rights of Purchasers to offer, sell or distribute any Registrable Securities pursuant to a Registration Statement or to require the Company to take action with respect to a Registration Statement pursuant to this Agreement shall be suspended until the date on which the Company has filed such reports or obtained and filed the financial information required by Rule 3-05 or Article 11 of Regulation S-X to be included or incorporated by reference, as applicable, in such Registration Statement and the Company shall notify Purchasers as promptly as practicable when such suspension is no longer required; provided, that the rights of Purchasers shall not be suspended pursuant to the preceding clause more than four (4) times in any twelve (12) month period and in no event for more than one hundred and twenty (120) days during the same such twelve (12) month period. The Company’s rights to suspend its obligations under this Section 7.6(b) shall be in addition to its rights under Section 7.6(a).

7.7 Indemnification by the Company. The Company agrees to indemnify and hold harmless each Purchaser and, as applicable, its Affiliates, partners, members, officers, directors, employees, representatives, and agents, and each person, if any, who controls such Purchaser within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all losses, claims, actions, damages, liabilities, costs and expenses (including reasonable fees, expenses and disbursements of attorneys and other professionals incurred in connection with investigating, defending, settling, compromising or paying any such losses, claims, actions, damages, liabilities, costs and expenses) caused by:

(a) any untrue statement or alleged untrue statement of a material fact contained in a Registration Statement (or any amendment thereto), including any preliminary prospectus or final prospectus contained therein or any amendment or supplement thereto, or any documents incorporated therein by reference (collectively, the “Registration Statement Filings”), or

(b) the omission or alleged omission to state in a Registration Statement Filings a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or

(c) arising out of any untrue statement or alleged untrue statement of a material fact contained in any preliminary or final prospectus (or any amendment or supplement thereto) or any documents incorporated therein by reference or contained in a Registration Statement at the time it became effective (a “Resale Prospectus”), including any preliminary or final prospectus contained therein or any amendment or supplement thereto, or any documents incorporated therein by reference, or

(d) the omission or alleged omission therefrom of a material fact necessary in order to make the statements in the Resale Prospectus, in light of the circumstances under which they were made, not misleading, except insofar as such losses, claims, damages or liabilities are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information furnished in writing to the Company by a Purchaser or on such Purchaser’s behalf expressly for inclusion therein; provided, however, that the Company will not be liable in any case to the extent that any such claim, loss, damage, liability or expense arises out of or is based upon any untrue statement or omission contained in a Resale Prospectus which was corrected in a supplement or amendment thereto if such claim is brought by a purchaser of the Registrable Securities from a Purchaser and such Purchaser failed to deliver to such purchaser the supplement or amendment to the Resale Prospectus in a timely manner.

7.8 Indemnification by Purchasers. Each Purchaser, severally and not jointly, agrees to indemnify and hold harmless the Company, its officers, directors and agents and each person, if any, who controls the Company within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the indemnity set forth in Section 7.7 from the Company to Purchasers, but only with respect to information relating to such Purchaser furnished in writing by such Purchaser or on such Purchaser’s behalf expressly for use in a Registration Statement or Resale Prospectus or any amendment or supplement thereto.

7.9 Conduct of Indemnification Proceedings.

(a) Each indemnified party shall give prompt written notice to each indemnifying party of any claim, action, suit or proceeding commenced against it (each a

“Claim”) in respect of which indemnity may be sought hereunder, but failure to so notify the indemnifying party (i) shall not relieve it from any liability which it may have under the indemnity agreement provided in Section 7.7 or 7.8 above, unless and to the extent the indemnifying party shall have been actually prejudiced by the failure of such indemnified party to so notify such party and (ii) shall not, in any event, relieve the indemnifying party from any obligations to the indemnified party other than the indemnification obligation provided under Section 7.7 or 7.8 above. Such notice shall describe in reasonable detail such Claim.

(b) In case any Claim is brought against an indemnified party, the indemnified party shall be entitled to hire, at its own expense, separate counsel and participate in the defense thereof. If the indemnifying party so elects within a reasonable time after receipt of notice, the indemnifying party may assume the defense of the action or proceeding at the indemnifying party’s own expense with counsel chosen by the indemnifying party and approved by the indemnified party, which approval shall not be unreasonably withheld; provided, however, that the indemnifying party will not settle or compromise any Claim, or consent to the entry of any judgment with respect to any such pending or threatened Claim, without the written consent of the indemnified party unless such settlement, compromise or consent secures the unconditional release of the indemnified party from all liabilities arising out of such Claim; provided, further, that if the defendants in any such Claim include both the indemnified party and the indemnifying party and the indemnified party reasonably determines, based upon advice of legal counsel experienced in such matters, that such Claim involves a conflict of interest (other than one of a monetary nature) that would reasonably be expected to make it inappropriate for the same counsel to represent both the indemnifying party and the indemnified, then the indemnifying party shall not be entitled to assume the defense of the indemnified party and the indemnified party shall be entitled to separate counsel at the indemnifying party’s expense, which counsel shall be chosen by the indemnified party and approved by the indemnifying party, which approval shall not be unreasonably withheld; and provided, further, that it is understood that the indemnifying party shall not be liable for the fees, charges and disbursements of more than one separate firm for the indemnified party. All reasonable fees and third party expenses subject to indemnification hereunder (including any reasonable fees and expenses incurred in connection with investigating or preparing to defend such action or proceeding) will be paid to the indemnified party (provided appropriate documentation for such expenses is also submitted with such notice), as incurred, within five calendar days of written notice thereof to the indemnifying party (regardless of whether it is ultimately determined that an indemnified party is not entitled to indemnification hereunder; provided, however that the indemnified party will be required to repay to the indemnifying party any amounts paid to it for which it is determined the indemnified party was not otherwise entitled within five calendar days of such determination).

(c) If the indemnifying party assumes the defense of any Claim, all indemnified parties shall thereafter deliver to the indemnifying party copies of all notices and documents (including court papers) received by the indemnified party relating to the Claim, and each indemnified party shall cooperate in the defense or prosecution of such Claim. Such cooperation shall include the retention and (upon the indemnifying party’s request) the provision to the indemnifying party of records and information that are reasonably relevant to such Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. If the indemnifying party is not entitled to assume the defense of such Claim as a result of the second proviso to the second sentence of Section 7.9(b), the indemnifying party’s counsel shall be entitled to conduct the indemnifying party’s defense and counsel for the indemnified party shall be entitled to conduct the defense of the indemnified party, it being understood that both such counsel will cooperate with each other, to the extent feasible in light of the conflict of interest or different available legal defenses, to conduct the defense of such action or proceeding as efficiently as possible. If the indemnifying party is not so entitled to assume the defense of such action or does not assume the defense, after having received the notice referred to in the first sentence of Section 7.9(a), the indemnifying party will pay the reasonable fees and expenses of counsel for the indemnified party; in that event, however, the indemnifying party will not be liable for any settlement of any Claim effected without the written consent of the indemnifying party. If an indemnifying party is entitled to assume, and assumes, the defense of an action or proceeding in accordance with Section 7.9(b), the indemnifying party shall not be liable for any fees and expenses of counsel for the indemnified party incurred thereafter in connection with that action or proceeding except as set forth in the second proviso in the second sentence of Section 7.9(b). Unless and until a final judgment is rendered that an indemnified party is not entitled to the costs of defense under the provisions of this Section 7.9, the indemnifying party shall reimburse, promptly as they are incurred, the indemnified party’s costs of defense.

7.10 Contribution.

(a) If the indemnification provided for in Section 7.7 or 7.8 hereof is applicable in accordance with its terms, but if determined by a court of competent jurisdiction to be legally unenforceable in respect of any losses, claims, damages, actions, liabilities, costs or expenses referred to therein, then each indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by indemnified party as a result of such losses, claims, damages, actions, liabilities, costs or expenses as between the Company on the one hand and Purchasers on the other, in such proportion as is appropriate to reflect the relative fault of the Company on the one hand and of Purchasers on the other in connection with such statements or omissions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of the Company on the one hand and of Purchasers on the other shall be determined by reference to, among other things, whether the action in question, including any untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, the Company or Purchasers, and the Company’s and each Purchaser’s relative intent, knowledge, access to information and opportunity to correct or prevent such action.

(b) The Company and Purchasers agree that it would not be just and equitable if contribution pursuant to this Section 7.10 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in Section 7.10(a). The amount paid or payable by an indemnifying party as a result of the losses, claims, damages or liabilities referred to in Sections 7.7 and 7.8 hereof shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by the indemnified party in connection with investigating or defending any such action or claim. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f)

of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. For purposes of this Section 7.10, each person, if any, who controls a Purchaser within the meaning of Section 15 of the Securities Act shall have the same rights to contribution as such Purchaser, and each director of the Company and each officer of the Company who signed a Registration Statement shall have the same rights to contribution as the Company.

7.11 Rule 144 Reporting. With a view to making available to Purchasers the benefits of certain rules and regulations of the SEC which may permit the sale of the Registrable Securities to the public without registration, the Company agrees to use its commercially reasonable efforts to:

(a) make and keep public information available, as those terms are understood and defined in Rule 144(c)(1) under the Securities Act or any similar or analogous rule promulgated under the Securities Act, at all times after the effective date of this Agreement;

(b) file with the SEC, in a timely manner, all reports and other documents required of the Company under the Exchange Act; and

(c) furnish to each Purchaser forthwith upon request: a written statement by the Company as to its compliance with the reporting requirements of Rule 144 under the Securities Act, and of the Exchange Act; a copy of the most recent annual or quarterly report of the Company; and such other reports and documents as such Purchaser may reasonably request in availing itself of any rule or regulation of the SEC allowing it to sell any such securities without registration.

ARTICLE 8

Conditions

8.1 Conditions to Each Party’s Obligations to Close the Transaction. The obligation of each Purchaser to purchase its portion of the Shares, and of the Company to issue and sell the Shares, at Closing is subject to the fulfillment of the following conditions as of the Closing Date:

(a) No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, law, ordinance, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of any transaction contemplated by this Agreement (collectively, an “Order”).

8.2 Conditions to the Obligations of Purchasers. The obligation of each Purchaser to purchase its portion of the Shares is, at the option of such Purchaser, subject to the fulfillment of the following conditions as of the Closing Date:

(a) Representations and Warranties. (i) The representations and warranties in Section 3.7(a)(ii) shall be true and correct in all respects on and as of the date of this Agreement and on and as of the Closing Date, and (ii) the other representations and warranties of the

Company set forth in this Agreement (without regard to any “material,” “Material Adverse Effect” or other materiality qualifier) shall be true and correct in all respects on and as of the date of this Agreement and on and as of the Closing Date (except to the extent such representations and warranties relate to an earlier date, in which case such representations and warranties shall be true and correct on and as of such earlier date); provided, however, that in the event of a breach of a representation or warranty of the type described in Section 8.2(a)(ii), the condition set forth in this Section 8.2(a) shall be deemed satisfied unless the effect of all such breaches of representations and warranties taken together would reasonably be likely to have a Material Adverse Effect.

(b) Covenants. The Company shall have performed or complied in all material respects with all covenants of the Company in this Agreement.

(c) Bringdown Certificate. The Company shall have delivered to Purchasers a certificate of the Company, executed by an executive officer of the Company, dated the Closing Date, and certifying to the fulfillment of the conditions specified in clauses (a) and (b) of this Section 8.2.

(d) Regulatory Approvals. All approvals of Governmental Authorities required in connection with the execution, delivery and performance of this Agreement and the consummation of the Transaction by Purchasers, including any necessary approvals of the FRB, the FDIC, the ASBD and the Office of Thrift Supervision (the “OTS”), shall have been made or obtained (as the case may be) and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired, and none of the approvals shall contain any conditions, restrictions or requirements which would reasonably be likely (i) following the Closing Date, to, individually or in the aggregate, have a material adverse effect on a Purchaser or any of its Affiliates or (ii) to be materially and unreasonably burdensome on a Purchaser or any of its Affiliates.

(e) NYSE Notice Period. The ten (10) day notice period set forth in Paragraph 312.05 of the NYSE Listed Company Manual shall have passed after the notice to the stockholders required thereunder and under Section 6.4(a) has been provided or the Company has otherwise complied with Section 6.4(a).

(f) TARP Capital Purchase Program. Purchasers shall have received satisfactory confirmation that the United States Treasury, immediately after the Company’s receipt of the Purchase Price (directly or through an escrow account to be released at Closing), will invest funds in the Company through the TARP Capital Purchase Program in an amount equal to three percent (3%) of the risk-weighted assets of the Company as determined by Treasury’s normal calculations.

(g) Conversion. Colonial Bank shall have converted to a federal savings and loan association, and the Transaction shall not have been subject to Regulation Y under the Bank Holding Company Act, as amended.

(h) Regulation W Issues. Purchasers shall have received such approvals, clearances and/or waivers from the OTS, to the reasonable satisfaction of the Required Purchasers, as to the applicability of Regulation W.

(i) Reserved.

(j) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any circumstance, change in or effect on the Company that, individually or in the aggregate, has had or is reasonably likely to result in a Material Adverse Effect.

~~(k) Financing. Purchasers shall have obtained financing in such amounts and on such terms as Purchasers in their sole discretion deem reasonable and necessary to consummate the Transaction.~~

(l) Due Diligence Review. Purchasers and their representatives shall have completed the due diligence review of the operations, condition (financial and other), prospects, assets and liabilities of, and other matters related to, the Company to the satisfaction of Purchasers in their sole discretion; provided, however, that from and after May 23, 2009~~May 1, 2009~~, this condition shall be deemed to be satisfied.

(m) No Proceedings. Since the date of this Agreement, there shall have been no litigation, claim, action, suit or other proceeding (other than proceedings relating to the matters described in subparagraphs (d), (g) and (h) above) (i) involving any challenge to, or seeking damages or other relief in connection with, the Transaction or (ii) that could reasonably be expected to have the effect of preventing, delaying or otherwise materially interfering with the Transaction.

(n) Accounting for Investment. Purchasers shall be satisfied that (i) the sale of the Shares by the Company will not trigger a “change of control” for accounting purposes and will not be required to mark its balance sheet to current market prices and (ii) the investment by each Purchaser will be recorded as an “equity investment” and/or a “minority investment” on such Purchaser’s books and will not be required to follow consolidation method of accounting on such Purchaser’s books.

8.3 Conditions to Closing of Company. The Company’s obligation to sell and issue the Shares is, at the option of the Company, subject to the fulfillment of the following conditions as of the Closing Date:

(a) Representations and Warranties. The representations and warranties of each Purchaser in this Agreement (without regard to any “material” or “material adverse effect” qualifiers) shall be true and correct on and as of the date of this Agreement and on and as of the Closing (except to the extent such representations and warranties relate to an earlier date, in which case such representations and warranties shall be true and correct on and as of such earlier date); provided, however, that in the event of a breach of a representation or warranty of a Purchaser, the condition set forth in this Section 8.3(a) shall be deemed satisfied unless the effect of all such breaches of representations and warranties by all Purchasers taken together would reasonably be likely to prevent or materially impede or delay the consummation of the transactions contemplated by this Agreement.

(b) Covenants. Each Purchaser shall have performed or complied in all material respects with all covenants of such Purchaser in this Agreement.

(c) Bringdown Certificate. Each Purchaser shall have delivered to the Company a certificate of such Purchaser, executed by an executive officer of such Purchaser, dated the Closing Date, and certifying to the fulfillment of the conditions specified in clauses (a) and (b) of this Section 8.3.

(d) Regulatory Approvals. All approvals of Governmental Authorities required in connection with the execution, delivery and performance of this Agreement and the consummation of the Transaction by Purchasers, including any necessary approvals of the FRB, the FDIC, the ASBD and the OTS, shall have been made or obtained (as the case may be) and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired, and none of the approvals shall contain any conditions, restrictions or requirements which would reasonably be likely (i) following the Closing Date, to, individually or in the aggregate, have a Material Adverse Effect on the Company, (ii) be materially and unreasonably burdensome on the Company or any of its Subsidiaries or Affiliates or (iii) to require the sale by the Company or any Company Subsidiary or Affiliates of any assets.

(e) Accounting for Investment. The Company shall be satisfied that (i) the sale of the Shares by the Company will not trigger a “change of control” for accounting purposes and will not be required to mark its balance sheet to current market prices and (ii) the investment by each Purchaser will be recorded as an “equity investment” and/or a “minority investment” on such Purchaser’s books and will not be required to follow consolidation method of accounting on such Purchaser’s books.

(f) TARP Capital Purchase Program. The Company shall have received satisfactory confirmation that the United States Treasury, immediately after the Company’s receipt of the Purchase Price (directly or through an escrow account to be released at Closing), will invest funds in the Company through the TARP Capital Purchase Program in an amount equal to three percent (3%) of the risk-weighted assets of the Company as determined by Treasury’s normal calculations.

(g) Joinder by Purchasers. This Agreement shall have been executed by the Purchasers listed on Schedule 1 no later than May 22, 2009~~April 30, 2009~~.

ARTICLE 9

Termination and Amendment

9.1 Termination. Notwithstanding any other provision of this Agreement, this Agreement may be terminated at any time prior to the Closing:

(a) by either the Required Purchasers or the Company if the Closing shall not have occurred by July 31, 2009 (the “Termination Date”), provided, however that the right to terminate this Agreement under this Section 9.1(a) shall not be available to any party whose breach of any representation or warranty or failure to perform any obligation under this Agreement shall have caused or resulted in the failure of the Closing to occur on or prior to such date; or

(b) by either the Required Purchasers or the Company in the event that any Governmental Authority shall have issued an Order and such Order shall have become final and nonappealable; or

(c) by the Company if there has been a material breach of any representation, warranty, covenant or agreement made by a Purchaser in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 8.3(a) or (b) (as the case may be) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within the earlier of (i) thirty (30) days after written notice thereof is given by the Company to Purchasers and (ii) the Termination Date; or

(d) by the Required Purchasers if there has been a material breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 8.2(a) or (b) (as the case may be) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within the earlier of (i) thirty (30) days after written notice thereof is given by the Required Purchasers to the Company and (ii) the Termination Date; or

(e) by the Required Purchasers, if the Company enters into any agreement with respect to an Acquisition Proposal other than the Transaction, or if the Company Board recommends to its stockholders an Acquisition Proposal other than the Transaction (or, in the event of a tender offer for Company Common Stock, fails to recommend the Transaction to its stockholders); or

(f) by the Company, if the Company enters into any agreement with respect to a Superior Proposal following the Company’s compliance with Section 6.5; or

(g) by the Required Purchasers, if the condition set forth in Section 8.2(l) shall not have been satisfied by May 22, 2009~~April 30, 2009~~; or

(h) by (i) either the Required Purchasers or the Company if the closing conditions set forth in Section 8.1 shall not have been satisfied, (ii) the Required Purchasers if the closing conditions set forth in Section 8.2 (other than Section 8.2(l)) shall not have been satisfied, or (iii) the Company if the closing conditions set forth in Section 8.3 shall not have been satisfied, in each case with respect to the foregoing (i), (ii) or (iii) by July 31, 2009; or

(i) by the Company if the joinder to this Agreement has not been executed by May 22, 2009~~April 30, 2009~~;

(j) by the mutual written consent of the Required Purchasers and the Company.

Except in the case of a mutual termination pursuant to Section 9.1(j), the party desiring to terminate this Agreement pursuant to this Section 9.1 shall give written notice of such termination to the other party in accordance with Section 10.6, specifying the provision or provisions hereof pursuant to which such termination is effected.

9.2 Effect of Termination. In the event of termination of this Agreement as provided in this Section 9.1, this Agreement shall forthwith become void, except that (i) nothing herein shall relieve any party from liability for any breach of this Agreement, material misrepresentation or fraud and (ii) Sections 6.10 and 9.2 and Article 10 shall survive any termination of this Agreement; and provided further that in the case of a termination of this Agreement pursuant to Section 9.1(d), 9.1(e) or 9.1(f) (or any other provision as it relates to the matters in Section 9.1(d), 9.1(e) or 9.1(f)), the Company shall pay to TBW, upon written demand, an aggregate amount in cash equal to Ten Million Dollars ($10,000,000.00), which amount would constitute liquidated damages and such Purchaser’s receipt thereof would be Purchasers’ sole and exclusive remedy under this Agreement for any and all breaches of this Agreement by the Company. In the event of payment of the termination fee above, there will be no further indemnification obligations hereunder.

9.3 Amendment. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge or termination is sought.

ARTICLE 10

Miscellaneous

10.1 Governing Law; Venue. This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the laws of the State of Delaware. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of Delaware and the federal courts of the United States of America located in the State of Florida solely for the purposes of any suit, action or other proceeding between any of the parties hereto arising out of this Agreement or any transaction contemplated hereby, and hereby waive, and agree to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such Delaware state or Florida federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 10.6 or in such other manner as may be permitted by law, shall be valid and sufficient service thereof. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

10.2 Attorney’s Fees. In the event of any action of any kind between the parties hereto with respect to this Agreement, the prevailing party shall be entitled to recover from the other party its attorney’s fees and related costs and expenses incurred in connection with such action.

10.3 Survival. The representations and warranties made herein shall survive the Closing Date and shall expire on the date that is six (6) months following the Closing Date. The covenants contained herein shall survive in accordance with their respective terms.

10.4 Successors and Assigns. Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

10.5 Entire Agreement. This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof, and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein or therein.

10.6 Notices, Etc. Any notice, request, instruction or other document to be given hereunder by any party to the other will be in writing and will be deemed to have been duly given (i) on the date of delivery if delivered personally or by telecopy or facsimile, upon confirmation of receipt, (ii) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (iii) on the third Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

If to Purchasers to them at the respective addresses set forth on the signature page hereto.

with a copy to (which copy alone shall not constitute notice):

Locke Lord Bissell & Liddell LLP

401 9th Street N.W.

Suite 400 South

Washington, DC 20004

Attn: Douglas P. Faucette, Esq.

Telephone: (202) 220-6961

Fax: (202) 220-6945

If to the Company to it at:

The Colonial BancGroup, Inc.

100 Colonial Bank Boulevard

Montgomery, AL 36117

Attn: David B. Byrne, Jr., Esq.

Telephone: (334) 676-5460

Fax: (334) 676-5069

with a copy to (which copy alone shall not constitute notice):

Balch & Bingham LLP

1901 Sixth Avenue North, Suite 1500

Birmingham, AL 35203

Attn: Michael D. Waters, Esq.

Telephone: (205) 226-8720

Fax: (205) 226-8799

10.7 Specific Performance. The Company and Purchasers acknowledge and agree that irreparable damage to the other party would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each party shall be entitled to an injunction, injunctions or other equitable relief, without the necessity of posting a bond, to prevent or cure breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which the parties may be entitled by law or equity.

10.8 No Third Party Beneficiaries. Other than as set forth in Sections 7.5, 7.6 and 7.8, nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

10.9 Several Obligations. The Company acknowledges and agrees that the obligations of Purchasers under this Agreement are several and not joint, and that no Purchaser is responsible for any breach of this Agreement by any other Purchaser. Each Purchaser agrees that no Purchaser nor the respective officers, directors, partners, agents, or employees of any Purchaser shall be liable to any other Purchaser for any action heretofore taken or omitted to be taken by any of them in connection with the purchase of the Shares or the Transaction.

10.10 No Assignment. This Agreement shall not be assignable by operation of law or otherwise; provided, however, that any Purchaser may assign all or part of its rights and obligations under this Agreement without the Company’s consent to any Affiliate, but only if the assignee agrees in writing with the Company in form and substance reasonably satisfactory to the Company to be bound by the terms of this Agreement and in conjunction therewith, makes to the Company representations and warranties substantially equivalent (with necessary conforming changes) to those contained in Article 4 as if such assignee were a “Purchaser” therein (any such transferee shall be included in the term “Purchaser”); provided, further, that no such assignment shall be permitted without the Company’s consent if it (i) would reasonably be expected to adversely affect or delay the receipt of the approvals of any Governmental Authority described in Section 6.3, (ii) would require any consents or approvals from or filings or notices with any Governmental Authority or other person not identified in Section 6.3 or (iii) would reasonably be expected to adversely affect or delay the consummation of the transactions contemplated hereby.

10.11 Expenses. The Company and Purchasers shall bear their own respective expenses incurred on its behalf with respect to this Agreement and the Transaction, except with respect to Purchasers’ reasonable costs and expenses associated with due diligence and documentation relating to the Transaction, which shall be borne by the Company up to $1,000,000 as set forth in that certain Reimbursement Agreement between the Company and TBW dated on or about March 18, 2009, and with respect to fees described in Section 3.17 which shall be borne by the Company.

10.12 Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or by PDF formatted page sent by electronic mail shall be effective as delivery of a manually executed counterpart of this Agreement. This Agreement shall become effective upon the execution of this Agreement by all of the parties listed on the signature pages hereto.

10.13 Severability. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision; provided that no such severability shall be effective if it materially changes the economic benefit of this Agreement to any party.

10.14 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not considered in construing or interpreting this Agreement.

[SIGNATURES BEGIN ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the Company and Purchasers have caused this Stock Purchase Agreement to be duly executed and delivered as of the date first above written.

“COMPANY”:	THE COLONIAL BANCGROUP, INC., a Delaware corporation

By:
Name:
Title:

“PURCHASERS”:

Address for Notices:	TAYLOR, BEAN & WHITAKER MORTGAGE CORP.,
315 NE 14th Street	a Florida corporation
Ocala, FL 34470
Attn: Lee B. Farkas, Chairman
Telephone: (352) 351-1109	By:
Fax: (352) 867-1190	Name:
Title:

Exhibit A

Form of Certificate of Designations